                          ASSET CONTRIBUTION AGREEMENT



                               dated May 14, 1998



                                      among



                               UACC MIDWEST, INC.
                              TCI OF KOKOMO, INC.,
                              TCI OF INDIANA, INC.,
             HERITAGE CABLEVISION ASSOCIATES, A LIMITED PARTNERSHIP,
                          TCI OF INDIANA HOLDINGS, LLC


                                       and


                      INSIGHT COMMUNICATIONS COMPANY, L.P.
                                       and
                     INSIGHT COMMUNICATIONS OF INDIANA, LLC

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

SECTION   1.      DEFINITIONS..................................................1
          1.1     1992 Cable Act...............................................2
          1.2     Affiliate....................................................2
          1.3     Assets.......................................................2
          1.4     Basic Services...............................................2
          1.5     Business Day.................................................2
          1.6     Cable Act....................................................2
          1.7     Cable Business...............................................2
          1.8     Closing Time.................................................2
          1.9     Communications Act...........................................2
          1.10    Contract.....................................................2
          1.11    Equivalent Basic Subscribers (or "EBSs").....................2
          1.12    Environmental Law............................................3
          1.13    ERISA........................................................3
          1.14    ERISA Affiliate..............................................4
          1.15    Exchanges....................................................4
          1.16    Expanded Basic Services......................................4
          1.17    FCC..........................................................4
          1.18    Financial Statements.........................................4
          1.19    GAAP.........................................................4
          1.20    Governmental Authority.......................................4
          1.21    Hazardous Substances.........................................4
          1.22    HSR Act......................................................4
          1.23    Insight Assets...............................................5
          1.24    Insight Books and Records....................................5
          1.25    Insight Leased Property......................................5
          1.26    Insight Other Intangibles....................................5
          1.27    Insight Other Real Property Interests........................5
          1.28    Insight Owned Property.......................................5
          1.29    Insight Required Consents....................................5
          1.30    Insight System Contracts.....................................6
          1.31    Insight System Franchises....................................6
          1.32    Insight System Licenses......................................6
          1.33    Insight Tangible Personal Property...........................6
          1.34    Insight's Cable Business.....................................6
          1.35    Judgment.....................................................6
          1.36    Knowledge....................................................7
          1.37    Leased Property..............................................7
          1.38    Legal Requirement............................................7
          1.39    Lien.........................................................7

          1.40    Litigation...................................................7
          1.41    Losses.......................................................7
          1.42    Other Real Property Interests................................7
          1.43    Owned Property...............................................7
          1.44    Pay TV.......................................................8
          1.45    Permitted Lien...............................................8
          1.46    Person.......................................................8
          1.47    Required Consents............................................8
          1.48    System.......................................................8
          1.49    System Contracts.............................................8
          1.50    System Franchises............................................8
          1.51    System Licenses..............................................8
          1.52    Tangible Personal Property...................................9
          1.53    Taxes........................................................9
          1.54    TCI Assets...................................................9
          1.55    TCI Books and Records........................................9
          1.56    TCI Leased Property..........................................9
          1.57    TCI Other Intangibles........................................9
          1.58    TCI Other Real Property Interests............................9
          1.59    TCI Owned Property...........................................9
          1.60    TCI Required Consents.......................................10
          1.61    TCI System Contracts........................................10
          1.62    TCI System Franchises.......................................10
          1.63    TCI System Licenses.........................................10
          1.64    TCI Tangible Personal Property..............................10
          1.65    TCI's Cable Business........................................10
          1.66    Third Party.................................................11
          1.67    Transaction Documents.......................................11
          1.68    Other Definitions...........................................11
          1.69    Accounting Terms............................................13

SECTION   2.      CONTRIBUTION................................................13
          2.1     Agreement to Contribute.....................................13

SECTION   3.      ISSUANCE OF MEMBERSHIP INTERESTS AND CLOSING
                  ADJUSTMENTS.................................................13
          3.1     Issuance of Membership Interests............................13
          3.2     Closing Adjustments.........................................13
          3.3     Calculation of Adjustments..................................16

SECTION   4.      ASSUMED LIABILITIES AND EXCLUDED ASSETS.....................17
          4.1     Assumed Obligations and Liabilities.........................17
          4.2     TCI Excluded Assets.........................................18
          4.3     Insight Excluded Assets.....................................19

SECTION   5.      INSIGHT'S REPRESENTATIONS AND WARRANTIES....................19
          5.1     Organization and Qualification of Insight...................20
          5.2     Authority and Validity......................................20
          5.3     No Conflict; Required Consents..............................20
          5.4     Assets......................................................21
          5.5     Insight System Franchises, Insight System Licenses,
                  Insight System Contracts and Insight Other Real
                  Property Interests..........................................21
          5.6     Real Property...............................................22
          5.7     Environmental...............................................23
          5.8     Compliance with Legal Requirements..........................24
          5.9     Patents, Trademarks and Copyrights..........................26
          5.10    Financial Statements; Undisclosed Liabilities;
                  Absence of Certain Changes or Events........................26
          5.11    Litigation..................................................27
          5.12    Tax Returns; Other Reports..................................27
          5.13    Employment Matters..........................................27
          5.14    Insight Systems Information.................................29
          5.15    Accounts Receivable.........................................29
          5.16    Bonds; Letters of Credit....................................29
          5.17    Finders and Brokers.........................................29
          5.18    Wireless Business; @Home....................................30

SECTION   6.      TCI'S REPRESENTATIONS AND WARRANTIES........................30
          6.1     Organization and Qualification of TCI.......................30
          6.2     Authority and Validity......................................31
          6.3     No Conflict; Required Consents..............................31
          6.4     Assets......................................................32
          6.5     TCI System Franchises, TCI System Licenses,
                  TCI System Contracts and TCI Other Real
                  Property Interests..........................................32
          6.6     Real Property...............................................33
          6.7     Environmental...............................................34
          6.8     Compliance with Legal Requirements..........................35
          6.9     Patents, Trademarks and Copyrights..........................36
          6.10    Financial Statements; Undisclosed Liabilities;
                  Absence of Certain Changes or Events........................37
          6.11    Litigation..................................................37
          6.12    Tax Returns; Other Reports..................................38
          6.13    Employment Matters..........................................38

          6.14    TCI Systems Information.....................................39
          6.15    Accounts Receivable.........................................40
          6.16    Bonds; Letters of Credit....................................40
          6.17    Finders and Brokers.........................................40

SECTION   7.      ADDITIONAL COVENANTS........................................40
          7.1     Access to Premises and Records..............................40
          7.2     Continuity and Maintenance of Operations;
                  Certain Deliveries and Notices..............................40
          7.3     Employees...................................................42
          7.4     Leased Vehicles; Other Capital Leases.......................44
          7.5     Required Consents, Estoppel Certificates,
                  Franchise Renewal...........................................44
          7.6     Title Commitments and Surveys...............................46
          7.7     HSR Notification............................................47
          7.8     Taxes, Fees and Expenses....................................47
          7.9     Distant Broadcast Signals...................................47
          7.10    Programming.................................................48
          7.11    Schedules...................................................48
          7.12    Use of Names and Logos......................................49
          7.13    Transitional Billing Services...............................49
          7.14    Confidentiality and Publicity...............................49
          7.15    Bulk Transfers..............................................50
          7.16    Lien Searches...............................................50
          7.17    Further Assurances..........................................50
          7.18    Consents....................................................50
          7.19    Cooperation as to Rates and Fees............................51
          7.20    Satisfaction of Conditions..................................52
          7.21    Offers......................................................52
          7.22    Environmental Reports.......................................52
          7.23    Company Financing...........................................53
          7.24    Franchise Consents..........................................53
          7.25    Management Incentive Plan and Five-Year
                  Operating Plan..............................................55
          7.26    @Home Agreement.............................................55

SECTION   8.      CONDITIONS PRECEDENT........................................56
          8.1     Conditions to Insight's Obligations.........................56
          8.2     Conditions to TCI's Obligations.............................58

SECTION   9.      THE CLOSING.................................................60
          9.1     The Closing; Time and Place.................................60
          9.2     TCI's Delivery Obligations..................................60
          9.3     Insight's Delivery Obligations..............................62
          9.4     The Company's Delivery Obligations..........................64
          9.5     Post-Closing Refinancing of the TCI and Insight
                  Permitted Debt..............................................64

SECTION   10.     TERMINATION AND DEFAULT.....................................64
          10.1    Termination Events..........................................64
          10.2    Effect of Termination.......................................66

SECTION   11.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION.............................................66
          11.1    Survival of Representations and Warranties..................66
          11.2    Indemnification by TCI......................................66
          11.3    Indemnification by Insight..................................67
          11.4    Indemnification by the Company..............................68
          11.5    Third Party Claims..........................................68
          11.6    Limitations on Indemnification - TCI........................69
          11.7    Limitations on Indemnification - Insight....................69
          11.8    Limitations on Indemnification - the Company................70
          11.9    Other Indemnification.......................................70

SECTION   12.     MISCELLANEOUS PROVISIONS....................................70
          12.1    Parties Obligated and Benefited.............................70
          12.2    Notices.....................................................71
          12.3    Right to Specific Performance...............................72
          12.4    Waiver......................................................72
          12.5    Captions....................................................72
          12.6    Choice of Law...............................................73
          12.7    Terms.......................................................73
          12.8    Rights Cumulative...........................................73
          12.9    Time........................................................73
          12.10   Late Payments...............................................73
          12.11   Counterparts................................................73
          12.12   Entire Agreement............................................73
          12.13   Severability................................................73
          12.14   Construction................................................73
          12.15   Expenses....................................................74
          12.16   Risk of Loss................................................74
          12.17   Tax Consequences............................................76
          12.18   Commercially Reasonable Efforts.............................76

                         LIST OF SCHEDULES AND EXHIBITS


Schedules
---------
Schedule 1.25                                          Insight Leased Property

Schedule 1.27                                          Insight Other Real Property Interests

Schedule 1.28                                          Insight Owned Property

Schedule 1.30                                          Insight System Contracts

Schedule 1.31                                          Insight System Franchises

Schedule 1.32                                          Insight System Licenses

Schedule 1.33                                          Insight Tangible Personal Property

Schedule 1.56                                          TCI Leased Property

Schedule 1.58                                          TCI Other Real Property Interests

Schedule 1.59                                          TCI Owned Property

Schedule 1.61                                          TCI System Contracts

Schedule 1.62                                          TCI System Franchises

Schedule 1.63                                          TCI System Licenses

Schedule 1.64                                          TCI Tangible Personal Property

Schedule 4.2                                           TCI Excluded Assets

Schedule 4.3                                           Insight Excluded Assets

Schedule 5.3                                           Insight Required Consents

Schedule 5.4                                           Insight Liens and Permitted Liens

Schedule 5.7                                           Insight Environmental Matters

Schedule 5.8                                           Insight Cost of Service Elections

Schedule 5.10                                          Insight Financial Statements; Insight Changes or
                                                       Events

Schedule 5.11                                          Insight Litigation

Schedule 5.13(a)                                       Insight Employees

Schedule 5.13                                          Insight Plans; Employee Matters

Schedule 5.14                                          Insight Systems Information

Schedule 5.16                                          Insight Bonds

Schedule 6.3                                           TCI Required Consents

Schedule 6.4                                           TCI Liens and Permitted Liens

Schedule 6.7                                           TCI Environmental Matters

Schedule 6.8                                           TCI Cost of Service Elections

Schedule 6.10                                          TCI Financial Statements; TCI Changes or Events

Schedule 6.11                                          TCI Litigation

Schedule 6.13(a)                                       TCI Employees

Schedule 6.13                                          TCI Plans; Employee Matters

Schedule 6.14                                          TCI Systems Information

Schedule 6.16                                          TCI Bonds

Exhibits

Exhibit A                                              Insight Systems

Exhibit B                                              TCI Systems

Exhibit C                                              Exchange Systems

Exhibit 7.5(b)                                         Form of Estoppel Certificate

Exhibit 9.2(a)                                         Form of Bill of Sale and Assignment

Exhibit 9.4(a)                                         Form of Assumption Agreement

                         ASSET CONTRIBUTION AGREEMENT


     THIS ASSET CONTRIBUTION AGREEMENT ("Agreement") is made and entered into as of the 14th day of May, 1998, by and among UACC Midwest, Inc., a Delaware corporation ("Midwest"), TCI of Kokomo, Inc., a Colorado corporation ("Kokomo"), TCI of Indiana, Inc., an Indiana corporation ("Indiana"), Heritage Cablevision Associates, a Limited Partnership, an Iowa limited partnership ("Heritage"), TCI of Indiana Holdings, LLC, a Colorado limited liability company ("TCI LLC") and Insight Communications Company, L.P., a Delaware limited partnership ("Insight") and Insight Communications of Indiana, LLC, a Delaware limited liability company (the "Company"). Midwest, Kokomo, Indiana and Heritage are collectively referred to herein as the "TCI Parties" or "TCI."

                                    RECITALS

     A. Insight owns and operates cable television systems which are franchised or hold other operating authority and operate in and around the communities in Indiana listed on Exhibit A (the "Insight Systems").

     B. TCI owns and operates cable television systems which are franchised or hold other operating authority and operate in and around the communities in Indiana listed on Exhibit B (the "TCI Systems").

     C. On the date hereof, Midwest and Indiana are entering into an Asset Exchange Agreement pursuant to which they will transfer and assign to Insight (or a permitted assignee of Insight), on the Closing Date immediately prior to the Closing hereunder, substantially all of the assets relating to certain cable television systems which are franchised or hold other operating authority and operate in and around Evansville and Jasper, Indiana and certain surrounding communities (as listed on Exhibit C, the "Exchange Systems" and the assets of such Exchange Systems that are transferred by Midwest and Indiana pursuant to the Asset Exchange Agreement being referred to as the "Exchange Assets").

     D. Insight desires to contribute the Insight Systems and the Exchange Systems to the Company and TCI desires to contribute the TCI Systems to the Company.

                                   AGREEMENTS

     In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

SECTION 1.  DEFINITIONS

     In addition to terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Section 1 shall have the meanings set forth below:

     1.1 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder.

     1.2 Affiliate. With respect to any Person, any Person controlling, controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

     1.3 Assets. The Insight Assets or the TCI Assets or both, as the context requires, but not including any of the Exchange Assets unless expressly indicated.

     1.4 Basic Services. The lowest tier of cable television service offered to subscribers of a System that includes the retransmission of local broadcast signals as defined by the Cable Act and the 1992 Cable Act.

     1.5 Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

     1.6 Cable Act. The Cable Communications Policy Act of 1984, as amended, and the rules and regulations promulgated thereunder.

     1.7 Cable Business. Insight's Cable Business or TCI's Cable Business, or both as the context requires.

     1.8 Closing Time. 11:59 P.M., Mountain Time, on the Closing Date.

     1.9 Communications Act. The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     1.10 Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

     1.11 Equivalent Basic Subscribers (or "EBSs"). As of any date of determination and for each franchise area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit for at least Basic Services (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings and other multi-unit buildings) (exclusive of (i) "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry, and (ii) accounts that are not charged or are charged less than the standard monthly service fees and charges then in effect for such System for Basic Services) and (b) the quotient of (i) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System for such franchise area during the most recent billing period ended prior to the date of calculation to commercial, bulk- billed and other accounts not billed by individual unit (whether on a discounted or non-discounted basis) and to private residential customer accounts that are billed by individual unit but pay less than the standard monthly service fees charged for Basic Services, but excluding billings in excess of a single month's charges for any account, divided by (ii) the standard monthly combined rate (without discount of any kind) charged by such System for such franchise area to individually billed subscribers for the highest level of Basic Services and Expanded Basic Services offered by such System in effect during such billing period, which monthly rate will not be less than the applicable rate specified in Schedule 5.14 (in the case of Insight) or Schedule 6.14 (in the case of TCI). For purposes of calculating the number of EBSs, there will be excluded (i) all accounts billed by individual unit that are, and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that are, more than 60 days past due in the payment of any amount in excess of the lesser of $10.00 or the standard rate charged for Basic Services at the time of determination, (ii) any accounts billed by individual unit and all commercial, bulk-billed and other accounts not billed by individual units that, as of the date of calculation, have not paid in full the charges for at least one full month of the subscribed service, (iii) that portion of the billings to all accounts billed by individual unit included in clause (b) above and any commercial, bulk-billed and other accounts not billed by individual unit representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any individually billed unit or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service other than Expanded Basic Services (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, (iv) any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit whose service is pending disconnection for any reason and (v) any individually billed unit and all billings to any commercial, bulk-billed or other accounts not billed by individual unit that was solicited within the 60 day period preceding the Closing Date to purchase such services by promotions or offers of discounts other than those ordinarily made by the party for which the determination of EBSs is being made. For purposes of this definition, payments on account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided.

     1.12 Environmental Law. Any Legal Requirement concerning the protection of public or employee health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     1.13 ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

     1.14 ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer as determined under Section 4001(a)(14) of ERISA.

     1.15 Exchanges. The exchange transactions contemplated by the Asset Exchange Agreement among Insight, Indiana and Midwest dated as of the date of this Agreement (the "Exchange Agreement") to be consummated at the closing thereunder.

     1.16 Expanded Basic Services. Any level of video programming service greater than Basic Services provided over a cable television System, regardless of service tier, other than Basic Services, any new product tier and Pay TV.

     1.17 FCC. The Federal Communications Commission.

     1.18 Financial Statements. Insight's Financial Statements or TCI's Financial Statements or both, as the context requires.

     1.19 GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

     1.20 Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

     1.21 Hazardous Substances. (a) Any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. ss.ss. 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C. ss.ss.2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. ss.ss.136 et seq.), each as amended, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos- containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and
(h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

     1.22 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     1.23 Insight Assets. All assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with Insight's Cable Business and in which Insight or any Affiliate of Insight has any right, title or interest or acquires any right, title or interest on or before the Closing, including Insight Tangible Personal Property, Insight Owned Real Property, Insight Leased Property, Insight Other Real Property Interests, Insight System Franchises, Insight System Licenses, Insight System Contracts, Insight Books and Records and Insight Other Intangibles, but excluding any Insight Excluded Assets.

     1.24 Insight Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning Insight's Cable Business, including subscribers and prospective subscribers of the Insight Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of Insight with the FCC and statements of account filed by or on behalf of Insight with the U.S. Copyright Office, but excluding any Insight Excluded Assets.

     1.25 Insight Leased Property. All leasehold interests in real property that is held for use or used in connection with Insight's Cable Business which Insight or any Affiliate of Insight has or acquires prior to Closing, including those described as Insight Leased Property on Schedule 1.25.

     1.26 Insight Other Intangibles. All intangible assets other than Insight System Franchises, Insight System Licenses and Insight System Contracts, including subscriber lists, accounts receivable, claims (excluding any claims relating to Insight Excluded Assets), patents, copyrights and going concern value, if any, that are owned, held for use or used in connection with Insight's Cable Business and in which Insight or any Affiliate of Insight has, or acquires prior to Closing, any right, title or interest.

     1.27 Insight Other Real Property Interests. All easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with Insight's Cable Business and in which Insight or any Affiliate of Insight has, or acquires prior to Closing, any right, title or interest, including those interests described as Insight Other Real Property Interests on Schedule 1.27, but not including Insight Leased Property or Insight Owned Property.

     1.28 Insight Owned Property. All fee interests in real property that is held for use or used in connection with Insight's Cable Business which Insight or any Affiliate of Insight has or acquires prior to Closing, including those described as Insight Owned Property on Schedule 1.28 and all improvements thereon.

     1.29 Insight Required Consents. Any and all consents, authorizations and approvals required for (i) Insight to transfer the Insight Assets to the Company; (ii) the Company to operate the Insight Systems and to own, lease, use and operate the Insight Assets and the Insight Systems at the places and in the manner in which the Insight Assets are used and the Insight Systems are operated as of the date of this Agreement and as of the Closing; and (iii) the Company to assume and perform the Insight System Franchises, the Insight System Licenses, the leases and other documents evidencing Insight Leased Property and Insight Other Real Property Interests and the Insight System Contracts, including those consents, authorizations and approvals required under the Insight System Franchises, the Insight System Licenses, the leases and other documents evidencing Insight Leased Property and Insight Other Real Property Interests and the Insight System Contracts.

     1.30 Insight System Contracts. All pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements and other Contracts (other than Insight System Franchises and Insight System Licenses) held for use or used in connection with Insight's Cable Business and to which Insight or any Affiliate of Insight is, or becomes prior to Closing, as permitted by this Agreement, a party or bound, including those described on
Schedule 1.30.

     1.31 Insight System Franchises. All franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any franchising authority in connection with Insight's Cable Business, including all amendments and modifications thereto and all renewals thereof, including those listed on
Schedule 1.31.

     1.32 Insight System Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with Insight's Cable Business (other than Insight System Franchises, Insight System Contracts and Insight Other Real Property Interests), including those described on Schedule 1.32.

     1.33 Insight Tangible Personal Property. All tangible personal property that is owned, leased, held for use or used in connection with Insight's Cable Business and in which Insight or any Affiliate of Insight has, or acquires prior to Closing, any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which, including all motor vehicles, are described on Schedule 1.33.

     1.34 Insight's Cable Business. The cable television business and other income-generating businesses related to the Insight Systems conducted by Insight through the Insight Systems.

     1.35 Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

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     1.36 Knowledge. The actual knowledge of a particular matter of one or more of the principal corporate personnel of such party involved in the transactions contemplated by this Agreement or the general manager or one or more of the managers of such party's Systems.

     1.37 Leased Property. The Insight Leased Property or TCI Leased Property or both, as the context requires.

     1.38 Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

     1.39 Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in or other condition affecting title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

     1.40 Litigation. Any written claim, action, suit, proceeding, arbitration, or hearing.

     1.41 Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought, except Losses incurred by a party or on behalf of such party in asserting any claim for indemnification against the other party where it is ultimately determined (including by agreement of the parties) that such party is not entitled to indemnification from the other party (before giving effect to the limitations on such indemnification obligations set forth in Sections 11.6,
11.7 and 11.8).

     1.42 Other Real Property Interests. The Insight Other Real Property Interests or the TCI Other Real Property Interests or both, as the context requires.

     1.43 Owned Property. Insight Owned Property or TCI Owned Property or both, as the context requires.

     1.44 Pay TV. A la carte tiers or premium programming services selected by and sold to subscribers on a per channel or per program basis.

     1.45 Permitted Lien. Any (a) Lien securing the Insight Permitted Debt or the TCI Permitted Debt, (b) Lien securing Taxes, assessments and governmental charges not yet due and payable, (c) zoning law or ordinance or any similar Legal Requirement, (d) right reserved to any Governmental Authority to regulate the affected property, (e) as to Owned Property and Other Real Property Interests, any Lien not securing indebtedness or arising out of the obligation to pay money that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Property or Other Real Property Interests as they are being used or operated or materially diminish the value of such Owned Property or Other Real Property Interests, (f) in the case of Owned Property and Leased Property, any lease or sublease by TCI or Insight in favor of a third party that is disclosed in the Schedules to this Agreement, and (g) in the case of Leased Property, (i) the rights of any lessor and (ii) any Lien granted by any lessor of Leased Property; provided that "Permitted Lien" will not include any Lien securing a debt or claim (other than inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business or any Lien described in clause (g) above) or any Lien which could prevent or impair in any way the conduct of the business of the affected System as it is currently being conducted, and provided further that the classification of any Lien as a "Permitted Lien" will not affect any liability which TCI may have under this Agreement for any such Lien with respect to the contribution of the TCI Assets or which Insight may have under this Agreement for any such Lien with respect to the contribution of the Insight Assets, including pursuant to any indemnity obligation under this Agreement.

     1.46 Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

     1.47 Required Consents. The Insight Required Consents or the TCI Required Consents or both, as the context requires.

     1.48 System. Any of the Insight Systems or the TCI Systems or all of them, as the context requires, but not including any of the Exchange Systems unless expressly indicated.

     1.49 System Contracts. The Insight System Contracts or the TCI System Contracts or both, as the context requires.

     1.50 System Franchises. The Insight System Franchises or the TCI System Franchises or both, as the context requires.

     1.51 System Licenses. The Insight System Licenses or the TCI System Licenses or both, as the context requires.

     1.52 Tangible Personal Property. The Insight Tangible Personal Property or the TCI Tangible Personal Property or both, as the context requires.

     1.53 Taxes. All levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

     1.54 TCI Assets. All assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with TCI's Cable Business and in which TCI or any Affiliate of TCI has any right, title or interest or acquires any right, title or interest on or before the Closing, including TCI Tangible Personal Property, TCI Owned Real Property, TCI Leased Property, TCI Other Real Property Interests, TCI System Franchises, TCI System Licenses, TCI System Contracts, TCI Books and Records and TCI Other Intangibles, but excluding any TCI Excluded Assets.

     1.55 TCI Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning TCI's Cable Business, including subscribers and prospective subscribers of the TCI Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of TCI with the FCC and statements of account filed by or on behalf of TCI with the U.S. Copyright Office, but excluding any TCI Excluded Assets.

     1.56 TCI Leased Property. All leasehold interests in real property that is held for use or used in connection with TCI's Cable Business which TCI or any Affiliate of TCI has or acquires prior to Closing, including those described as TCI Leased Property on Schedule 1.56.

     1.57 TCI Other Intangibles. All intangible assets other than TCI System Franchises, TCI System Licenses and TCI System Contracts, including subscriber lists, accounts receivable, claims (excluding any claims relating to TCI Excluded Assets), patents, copyrights and going concern value, if any, that are owned, held for use or used in connection with TCI's Cable Business and in which TCI or any Affiliate of TCI has, or acquires prior to Closing, any right, title or interest.

     1.58 TCI Other Real Property Interests. All easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with TCI's Cable Business and in which TCI or any Affiliate of TCI has, or acquires prior to Closing, any right, title or interest, including those interests described as TCI Other Real Property Interests on Schedule 1.58, but not including TCI Leased Property or TCI Owned Property.

     1.59 TCI Owned Property. All fee interests in real property that is owned, held for use or used in connection with TCI's Cable Business which TCI or any Affiliate of TCI has or acquires prior to Closing, including those described as TCI Owned Property on Schedule
1.59 and all improvements thereon.

     1.60 TCI Required Consents. Any and all consents, authorizations and approvals required for (i) TCI to transfer the TCI Assets to the Company; (ii) the Company to operate the TCI Systems and to own, lease, use and operate the TCI Assets and the TCI Systems at the places and in the manner in which the TCI Assets are used and the TCI Systems are operated as of the date of this Agreement and as of the Closing; and (iii) the Company to assume and perform the TCI System Franchises, the TCI System Licenses, the leases and other documents evidencing TCI Leased Property or TCI Other Real Property Interests and the TCI System Contracts, including those consents, authorizations and approvals required under the TCI System Franchises, the TCI System Licenses, the leases and other documents evidencing TCI Leased Property and TCI Other Real Property Interests and the TCI System Contracts.

     1.61 TCI System Contracts. All pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements and other Contracts (other than TCI System Franchises and TCI System Licenses) held for use or used in connection with TCI's Cable Business and to which TCI or any Affiliate of TCI is, or becomes prior to Closing, as permitted by this Agreement, a party or bound, including those described on Schedule 1.61.

     1.62 TCI System Franchises. All franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any franchising authority in connection with TCI's Cable Business, including all amendments and modifications thereto and all renewals thereof, including those listed on Schedule 1.62.

     1.63 TCI System Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with TCI's Cable Business (other than TCI System Franchises, TCI System Contracts and TCI Other Real Property Interests), including those described on
Schedule 1.63.

     1.64 TCI Tangible Personal Property. All tangible personal property that is owned, leased, held for use or used in connection with TCI's Cable Business and in which TCI or any Affiliate of TCI has, or acquires prior to Closing, any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which, including all motor vehicles, are described on Schedule 1.64.

     1.65 TCI's Cable Business. The cable television business and other income-generating businesses related to the TCI Systems conducted by TCI through the TCI Systems.

     1.66 Third Party. With respect to TCI, any Person other than TCI and its Affiliates and, with respect to Insight, any Person other than Insight and its Affiliates.

     1.67 Transaction Documents. The instruments and documents described in Sections 9.2, 9.3 and 9.4 which are to be executed and delivered by or on behalf of Insight, TCI or the Company in connection with this Agreement or the transactions contemplated hereby; provided, that for purposes of Section 11, "Transaction Documents" does not include the Programming Supply Agreement, the Management Agreement or the Retained Franchise Management Agreement, it being agreed that the parties' indemnification rights and obligations with respect to the matters covered by such agreements and other rights and obligations with respect thereto shall be as specified in those agreements.

     1.68 Other Definitions. The following terms are defined in the Sections or Recitals indicated:

        Term                                                 Section or Recital
        ----                                                 ------------------

        Action                                                      11.5
        Agreement                                                 Preamble
        Antitrust Division                                           7.7
        Assumed Obligations and Liabilities                          4.1
        Closing                                                      9.1
        Closing Adjustments                                          3.2
        Closing Date                                                 9.1
        Code                                                       5.13(b)
        "commercially reasonable efforts"                           12.18
        Company                                                   Preamble
        Company Claimed Damages                                     11.8
        Copyright Act                                              5.8(a)
        Cost of Service Election                                   5.8(d)
        EBS                                                         1.11
        Estoppel Certificate                                       7.5(b)
        Exchange Agreement                                          1.15
        Exchange Assets                                           Recital C
        Exchange Retained Franchises                               7.24(a)
        Exchange Systems                                          Recital C
        FAA                                                        5.8(c)
        Final Adjustment Certificate                               3.3(b)
        FTC                                                         7.7
        Heritage                                                  Preamble
        Hired Employee                                             7.3(g)
        Incentive Plan                                              7.25
        Indemnified Party                                           11.5

        Indemnifying Party                                               11.5
        Indiana                                                        Preamble
        Initial Adjustment Certificate                                 Preamble
        Insight Balance Sheet                                            5.10
        Insight Claimed Damages                                          11.7
        Insight Closing Adjustment                                        3.2
        Insight Excluded Assets                                           4.3
        Insight Permitted Debt                                           7.23
        Insight Plans                                                   5.13(b)
        Insight Systems                                                Recital A
        Insight Title Policies                                          9.3(c)
        Insight's Financial Statements                                   5.10
        Kokomo                                                         Preamble
        LLC Agreement                                                     3.1
        Management Agreement                                            9.3(k)
        Midwest                                                        Preamble
        Operating Plan                                                   7.25
        Outside Closing Date                                            10.1(b)
        Pending TCI Rate Order                                            6.8
        Primary Transfer                                                7.24(b)
        Prime Rate                                                       12.10
        Programming Supply Agreement                                    8.1(k)
        Retained Employees                                              7.3(a)
        Retained Franchise Management Agreement                         7.24(c)
        Retained Franchises                                             7.24(a)
        Subsequent Transfer                                             7.24(b)
        Surveys                                                           7.6
        Survival Period                                                  11.1
        Taking                                                         12.16(e)
        TCI                                                            Preamble
        TCI Balance Sheet                                                6.10
        TCI Claimed Damages                                              11.6
        TCI Closing Adjustment                                            3.2
        TCI Excluded Assets                                               4.2
        TCI LLC                                                        Preamble
        TCI Parties                                                    Preamble
        TCI Permitted Debt                                               7.23
        TCI Plans                                                       6.13(c)
        TCI Systems                                                    Recital B
        TCI Title Policies                                              9.2(d)
        TCI's Financial Statements                                       6.10
        Title Commitments                                                 7.6

        Title Company                                                     7.6
        Title Defect                                                      7.6
        Transitional Billing Services                                    7.13
        WARN                                                            5.13(a)

     1.69 Accounting Terms. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

SECTION 2.  CONTRIBUTION

     2.1 Agreement to Contribute. Subject to the terms and conditions set forth in this Agreement, at the Closing, (a) each of TCI and Insight agrees to contribute to the Company all of the Assets of such Person, free and clear of all Liens (except Permitted Liens) and (b) Insight agrees to contribute (or cause to be contributed) to the Company, subject to consummation of the Exchanges, all of the Exchange Assets, subject only to Liens arising prior to the consummation of the Exchanges.

SECTION 3.  ISSUANCE OF MEMBERSHIP INTERESTS AND CLOSING ADJUSTMENTS

     3.1 Issuance of Membership Interests. In consideration for the contributions to the Company by TCI and Insight of their respective Assets and the contribution to the Company by Insight of the Exchange Assets, TCI and Insight shall receive at Closing membership interests in the Company as set forth in, and in accordance with the terms of, the Operating Agreement of the Company being executed on the date hereof by TCI LLC and Insight (the "LLC Agreement").

     3.2 Closing Adjustments. The adjustments provided for below in this Section
3.2 shall be made as of Closing with respect to each of TCI and Insight (the net amount of such adjustments being referred to herein as the "TCI Closing Adjustment" as made with respect to TCI and as the "Insight Closing Adjustment" as made with respect to Insight and as the "Closing Adjustments" as made with respect to either or both TCI and Insight), with TCI paying the Company or the Company paying TCI, as the case may be, and with Insight paying the Company or the Company paying Insight, as the case may be. Subject to Section 3.2(i), the Insight Closing Adjustment shall be made in respect of both the Insight Systems and the Exchange Systems. If the estimated TCI Closing Adjustment or Insight Closing Adjustment is to be paid to the Company, such payment may be made in whole or in part by reducing the TCI Permitted Debt or the Insight Permitted Debt, as applicable. If the estimated TCI Closing Adjustment or Insight Closing Adjustment is to be paid by the Company, such payment may be made in whole or in part by increasing the TCI Permitted Debt or the Insight Permitted Debt, as applicable.

          (a) Appropriate adjustments on a pro rata basis as of the Closing Time will be made with respect to each of TCI and Insight for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable by the Company within 12 months after the Closing Date), accrued expenses (including real and personal property taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and, subject to paragraph (e) below, accounts receivable related to such party's Cable Business (and in the case of Insight those related to the Exchange Systems) to the extent specified in
Section 3.2(e), all as determined in accordance with GAAP consistently applied and to reflect the principle that all expenses and income attributable to such party's Cable Business (and in the case of Insight attributable to the Exchange Systems) for the period through and including the Closing Time are for the account of such party, and all expenses and income attributable to such party's Cable Business (and in the case of Insight attributable to the Exchange Systems) for the period after the Closing Time are for the account of the Company.

          (b) All advance payments to, or funds of third parties on deposit with, TCI or Insight as of the Closing Time and relating to such party's Cable Business (or in the case of Insight relating to the Exchange Systems), including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by such party's Cable Business (or in the case of Insight by the Exchange Systems) for converters, encoders, decoders, cable television service and related sales, shall be assumed by, and credited to the account of, the Company.

          (c) There shall be credited to the Company the economic value of all accrued vacation time that the Company credits after the Closing Time to the employees of Insight and TCI that are hired by the Company pursuant to Section 7.3(g), where economic value is the amount equal to the cash compensation that would be payable to each such employee at his or her level of compensation on the Closing Date for a period equal to such employee's credited accrued vacation.

          (d) All deposits relating to the business and operations of each party's Systems (and in the case of Insight those relating to the Exchange Systems) that are held by third parties as of the Closing Time for the account of such party or as security for such party's performance of its obligations, including deposits on leases and deposits for utilities, will be credited to the account of such party in their full amounts and will become the property of the Company; provided that no adjustment will be made for any deposits the full benefit of which for contractual or other reasons cannot be made available to the Company within 12 months following the Closing Time.

          (e) Neither TCI nor Insight will receive credit for any of its (i) accounts receivable resulting from cable television service sales any portion of which is 60 days or more past due as of the Closing Date, or (ii) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date. TCI and Insight will receive credit for their accounts receivable resulting from cable television service sales the entire portion of which are 0-59 days past due as of the Closing Date in an amount equal to 99% of the face amount of such accounts receivable. For purposes of making "past due" calculations under the foregoing sentence, the billing statements of a System (including an Exchange System) will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided. TCI and Insight will receive credit for their advertising accounts receivable as follows: (i) 100% of the face amount of the advertising accounts receivable which are outstanding 30 days or less from the invoice date, (ii) 95% of the face amount of all advertising accounts receivable which are outstanding more than 30 but fewer than 61 days from the invoice date, (iii) 80% of the face amount of all advertising accounts receivable which are outstanding more than 60 but fewer than 91 days from the invoice date, and (iv) 50% of the face amount of all advertising accounts receivable which are outstanding more than 90 but fewer than 121 days from the invoice date. Neither TCI nor Insight will receive credit for advertising accounts receivable which are outstanding more than 120 days from the invoice date. Notwithstanding the foregoing, each of TCI and Insight will receive credit for 100% of the face amount of their advertising accounts receivable from national and regional representation accounts, regardless of the age thereof. The obligations of TeleCable Corporation under the Agreement dated as of December 8, 1992 between it and Insight with respect to the period prior to Closing are not affected by this Agreement. For purposes of this Section 3.2(e), Insight's accounts receivable shall include accounts receivable related to the Exchange Systems for which it gave TCI credit under the Exchange Agreement.

          (f) Each of TCI and Insight shall receive a credit equal to the aggregate amount of all capital expenditures made by such party during the period from January 1, 1998 through the Closing Date relating to (i) upgrades and rebuilds of System plant capacity and associated items (including headend sites and headend equipment to expand channel capacity), and (ii) the launch of digital services, including the purchase of digital converters but not including digital converters purchased in the ordinary course of business to replace lost, stolen or defective digital converters. For purposes of this Section 3.2(f), Insight shall receive credit for any credit it gave to TCI pursuant to Section 3.2(f) of the Exchange Agreement.

          (g) Any amounts paid, or accrued as a current liability, prior to Closing by TCI or its Affiliates with respect to retroactive franchise fees in respect of TCI's Systems, or by Insight or its Affiliates with respect to retroactive franchise fees in respect of Insight's Systems that have not been collected prior to Closing will be credited to the account of TCI or Insight, as applicable, in their full amounts to the extent that (i) such amounts can legally be passed through to and collected from subscribers of the TCI Systems or Insight Systems after Closing, and (ii) no agreement has been entered into prohibiting the collection of such amounts, with such amounts upon collection being assets of the Company. For purposes of this Section 3.2(g), Insight shall receive credit for any credit it gave to TCI pursuant to Section 3.2(g) of the Exchange Agreement.

          (h) The adjustments provided for in this Section 3.2 will be made without duplication. In addition, none of the adjustments provided for in this
Section 3.2 will be made with respect to any Excluded Asset or with respect to any item of income or expense related to an Excluded Asset.

          (i) The parties presently intend that the adjustments made in respect of the Exchange Systems pursuant to Section 3 of the Exchange Agreement will be made between TCI and the Company directly without the necessity of Insight making any duplicating adjustments with the Company pursuant to Section 3 of this Agreement. If for any reason Insight and TCI determine that the foregoing procedure may have adverse tax or other consequences to Insight, TCI or the Company, Insight and TCI will cooperate in all reasonable respects to give effect to the adjustments contemplated with respect to the Exchange Systems in a manner that preserves the benefit of the economic bargain between Insight and TCI and avoids any such adverse consequences, provided that to the extent Insight would be required to make any payment to the Company (or decrease the amount of Insight Permitted Debt) in respect of any such duplicating adjustments, Insight shall not be required to make such payment (or give effect to any such decrease) until it receives a payment from TCI pursuant to the Exchange Agreement in the amount of such payment or decrease. Notwithstanding the foregoing, for purposes of making the calculations specified on Schedule II of the LLC Agreement, the Insight Closing Adjustment will include the adjustments in respect of the Exchange Systems.

     3.3 Calculation of Adjustments.

          (a) Each of TCI and Insight will estimate in good faith the Closing Adjustments with respect to its Systems and in the case of Insight, with respect to the Exchange Systems (subject to Section 3.2(i) and provided that Insight's Closing Adjustments with respect to the Exchange Systems will be based solely on the certificates provided by TCI under the Exchange Agreement), and set forth the same, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of such party and delivered to the other party at least 10 Business Days prior to the Closing. Each Initial Adjustment Certificate will be accompanied by appropriate documentation, including an accounts receivable detail with relevant aging information as of the Closing Time, in summary form, supporting the determination of the Closing Adjustment proposed in such certificate. Following receipt of such Initial Adjustment Certificate, the recipient shall have five Business Days to review such schedule and supporting information and to notify the preparer of such Initial Adjustment Certificate of any disagreements with the preparer's estimates of its Closing Adjustment. If the recipient provides a notice of disagreement with the preparer's estimates of such amounts within such five Business Day period, TCI and Insight shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing on such estimated amounts as of the Closing Time. The estimates so agreed upon by TCI and Insight or (if the parties do not reach such an agreement on such estimated amounts set forth in the Initial Adjustments Certificate prior to the Closing Date or if the recipient fails to provide a notice of disagreement with the preparer's estimates of such amounts within the time provided) the estimates of such Closing Adjustments set forth in the Initial Adjustments Certificate shall be the basis for determining the preliminary amount payable pursuant to Section 3.2. All disagreements that may exist with respect to the Initial Adjustment Certificate shall be resolved in connection with the preparation of the Final Adjustment Certificate pursuant to paragraph (b) below.

          (b) Within 90 days after the Closing, each of TCI and Insight will deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail its final determination of the Closing Adjustment with respect to its Systems and in the case of Insight, with respect to the Exchange Systems (subject to Section 3.2(i) and provided that Insight's Closing Adjustments with respect to the Exchange Systems will be based solely on the certificates provided by TCI under the Exchange Agreement), which certificate will be accompanied by appropriate documentation supporting the amounts proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Closing Time, and which will be executed by an officer of such party. Each recipient party will review the other's Final Adjustment Certificate and will give written notice to the preparing party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. TCI and Insight will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portions of the Closing Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either Insight or TCI (or any Affiliate of either of them) and the determination of such auditor will be final and will be binding upon all parties. If Insight and TCI cannot agree with respect to the selection of an auditor, Insight and TCI will each select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon all parties. Insight and TCI will bear equally the expenses arising in connection with an auditor's determination of disputed amounts, and payment of the final amounts due under Section 3.2 (after taking into account any amounts paid at the Closing) will be made by the party responsible therefor to the party to whom such payment is required to be made pursuant to this Agreement in immediately available funds within 15 Business Days after the final determination is made.

          (c) Each of Insight and TCI will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial Adjustment Certificate and Final Adjustment Certificate.

SECTION 4.  ASSUMED LIABILITIES AND EXCLUDED ASSETS

     4.1 Assumed Obligations and Liabilities. As of the Closing, the Company will assume and after the Closing, the Company will pay, discharge and perform the following (the "Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Assets and Exchange Assets assigned and transferred to the Company at the Closing; (b) those obligations and liabilities of TCI and Insight to customers of their respective Cable Businesses and to customers of the Exchange Systems for (i) subscriber deposits related to the Systems and Exchange Systems held by TCI or Insight as of the Closing Date in the amount for which TCI or Insight received credit under Section 3.2 and (ii) customer, advertising and other advance payments held by TCI or Insight as of the Closing Date in the amount for which TCI or Insight received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to the Cable Businesses and the Exchange Systems prior to the Closing Time in respect of which TCI or Insight received a credit pursuant to Section 3.2; (d) the TCI Permitted Debt and the Insight Permitted Debt and (e) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the Company's ownership of the Assets or Exchange Assets or operation of the Systems or Exchange Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any TCI or Insight Excluded

Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Assets or the Systems other than the Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of TCI or Insight, as the case may be, including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of their Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time, or (z) any TCI or Insight Excluded Asset.

     4.2 TCI Excluded Assets. "TCI Excluded Assets" means all: (a) programming (including cable guide Contracts) and retransmission consent Contracts of TCI other than those listed on Schedule 1.61 (TCI System Contracts), it being agreed that leased channel access agreements are not programming agreements for purposes of this Section 4.2; (b) TCI Plans; (c) insurance policies of TCI and rights and claims thereunder (except as otherwise provided in Section 12.16);
(d) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of TCI; (e) cash and cash equivalents and notes receivable of TCI; (f) TCI's trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 7.12; (g) subscriber billing Contracts and related leased equipment and software of TCI, subject to Section 7.13; (h) all contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite; (i) all TCI Contracts relating to national advertising sales representation, including Contracts with National Cable Communications or Cable Networks, Inc.; (j) all agreements pursuant to which TCI has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any TCI Asset, other than agreements evidencing TCI Permitted Debt; (k) any claims, rights or choses in action of TCI related to the period prior to the Closing Time (other than customer and advertising accounts receivable), including, without limitation, any Litigation and the proceeds thereof and any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or payments of any nature for the periods prior to the Closing Time, including copyright fees; (l) any books and records that TCI is required by any Legal Requirement to retain and any books of account, tax reports and returns and the like related to the TCI Systems; provided that copies of such books and records will be made available to the Company for a period of three years (and six years in the case of tax reports and returns and underlying books and records, although in the case of underlying books and records, the parties acknowledge that they are not retained for periods for which an IRS field examination has been completed) from the Closing Date upon reasonable request; (m) TCI's corporate minute books, partnership and limited liability company records and other books and records related to internal matters and financial relationships with TCI's lenders and affiliates; (n) any employment, union, collective bargaining, compensation, bonus, deferred compensation, noncompetition, confidentiality, consulting, agency or management agreements of TCI; (o) all documents, reports and records relating to the employees of the TCI Systems; provided that copies of such books and records will be made available to the Company for a period of three years from the Closing Date upon reasonable request by the Company accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to TCI; (p) any agreement, right, asset or property owned, leased or held by TCI that is not used or held for use in connection with the operation of the TCI Systems; (q) TCI's rights under the @Home Distribution Agreement (as defined in the LLC Agreement), it being agreed that the parties' rights and obligations with respect thereto shall be as specified in the LLC Agreement; and (r) rights, assets and properties described on Schedule 4.2.

     4.3 Insight Excluded Assets. "Insight Excluded Assets" means all: (a) programming (including cable guide Contracts) and retransmission consent Contracts of Insight other than those listed on Schedule 1.30 (Insight System Contracts), it being agreed that leased channel access agreements are not programming agreements for purposes of this Section 4.2; (b) Insight Plans; (c) insurance policies of Insight and rights and claims thereunder (except as otherwise provided in Section 12.16); (d) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Insight; (e) cash and cash equivalents and notes receivable of Insight; (f) Insight's trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 7.12; (g) subscriber billing Contracts and related leased equipment and software of Insight, subject to Section 7.13; (h) all Insight Contracts relating to national advertising sales representation; (i) all agreements pursuant to which Insight has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Insight Asset, other than agreements evidencing Insight Permitted Debt; (j) any claims, rights or choses in action of Insight related to the period prior to the Closing Time (other than customer and advertising accounts receivable), including, without limitation, any Litigation and the proceeds thereof and any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or payments of any nature for the periods prior to the Closing Time, including copyright fees; (k) any books and records that Insight is required by any Legal Requirement to retain and any books of account, tax reports and returns and the like related to the Insight Systems; provided that copies of such books and records will be made available to the Company for a period of three years (and six years in the case of tax reports and returns and underlying books and records, although in the case of underlying books and records, the parties acknowledge that they are not retained for periods for which an IRS field examination has been completed) from the Closing Date upon reasonable request; (l) Insight's partnership record books and other books and records related to internal partnership matters and financial relationships with Insight's lenders and affiliates; (m) any employment, union, collective bargaining, compensation, bonus, deferred compensation, noncompetition, confidentiality, consulting, agency or management agreements of Insight; (n) all documents, reports and records relating to the employees of the Insight Systems; provided that copies of such books and records will be made available to the Company for a period of three years from the Closing Date upon reasonable request accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Insight; (o) any agreement, right, asset or property owned, leased or held by Insight that is not used or held for use in connection with the operation of the Insight Systems; and (p) rights, assets and properties described on Schedule 4.3.

SECTION 5.  INSIGHT'S REPRESENTATIONS AND WARRANTIES

     Insight represents and warrants to TCI and the Company as of the date of this Agreement (or, if a different date is specified in this Section 5 or in Insight's Schedules, as of such specified date) as follows, it being understood that the representations and warranties in Sections 5.1, 5.2 and 5.3 assume that the Exchange Agreement will be consummated in accordance with its terms prior to the Closing hereunder and Insight makes no representation or warranty with respect to any of the Exchange Systems or Exchange Assets.

     5.1 Organization and Qualification of Insight. Insight is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and use the Insight Assets and to conduct Insight's Cable Business as it is currently conducted. Insight is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Insight Assets or the nature of its activities in connection with the Insight Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of Insight's Cable Business, the Insight Assets or Insight Systems or on the ability of Insight to perform its obligations under this Agreement. Insight's U.S. taxpayer identification number is 133290944.

     5.2 Authority and Validity. Insight has all requisite partnership power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party. The execution and delivery by Insight, the performance by Insight under, and the consummation by Insight of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party have been duly and validly authorized by all required partnership action by or on behalf of Insight. This Agreement has been, and when executed and delivered by Insight the Transaction Documents will be, duly and validly executed and delivered by Insight and the valid and binding obligations of Insight, enforceable against Insight in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

     5.3 No Conflict; Required Consents. Except for, and subject to receipt of, the Insight Required Consents, all of which are listed on Schedule 5.3, the TCI Required Consents, all consents, authorizations and approvals required for Insight to transfer the Exchange Assets to the Company and the notification and expiration or earlier termination of the waiting period under the HSR Act, the execution and delivery by Insight, the performance of Insight under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party do not and will not: (a) conflict with or violate any provision of its agreement of limited partnership;
(b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or
(d)(i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Insight under, (iv) result in the creation or imposition of any Lien under any Insight System Franchise, Insight System License or any Insight System Contract or other instrument evidencing any of the Insight Assets or by which Insight or any of its assets is bound or affected, except for purposes of clauses (c) and
(d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any Insight System, Insight's Cable Business or on the ability of Insight to perform its obligations under this Agreement or the Transaction Documents to which Insight is a party.

     5.4 Assets.

          (a) Insight has good and valid title to (or, in the case of Assets that are leased, valid leasehold interests in) the Insight Assets (other than Insight Owned Real Property, Insight Leased Property and Insight Other Real Property Interests, as to which representations and warranties in Section 5.6 apply). The Insight Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 5.4, all of which Liens on Schedule
5.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 5.4, waived, as appropriate, at or prior to the Closing. Except as described on Schedule 1.33 (Insight Tangible Personal Property), the Insight Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

          (b) Except for items included in the Insight Excluded Assets, the Insight Assets constitute all the assets necessary to permit the Company to conduct Insight's Cable Business and to operate the Insight Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements, Insight System Contracts, Insight System Licenses and Insight System Franchises and to perform all of the Assumed Obligations and Liabilities as they relate to the Insight Systems.

          (c) Except as disclosed on Schedule 5.4, to the Knowledge of Insight, no third party has been granted or applied for a cable television franchise or is providing or intending to provide cable television services in any of the communities or unincorporated areas currently served by Insight's Cable Business.

     5.5 Insight System Franchises, Insight System Licenses, Insight System Contracts and Insight Other Real Property Interests.

          (a) Except as described on Schedules 1.25 (Insight Leased Property),
1.27 (Insight Other Real Property Interests), 1.30 (Insight System Contracts),
1.31 (Insight System Franchises) and 1.32 (Insight System Licenses), or as described on Schedule 4.3 (Insight Excluded

Assets) or otherwise included in the definition of Insight Excluded Assets, Insight is not bound or affected by any of the following that relate primarily or in whole to Insight's Cable Business: (i) leases of real or personal property; (ii) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (v) pole line or attachment agreements; (vi) multiple dwelling unit agreements, including bulk agreements, and commercial service agreements; (vii) agreements pursuant to which the Insight Systems receive or provide advertising sales representation services; (viii) agreements pursuant to which an Insight System has constructed or agreed to construct for third parties an institutional network or otherwise provides to third parties telecommunications services other than one-way video;
(ix) construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as- needed basis); or (x) Contracts relating to the operation of Insight's Cable Business other than those described in any other clause of this Section which contemplate payments by or to Insight in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate or that have a remaining term of two years or more as of the Closing Date. Except as described on the Schedules to this Agreement, no Affiliate of Insight is a party to any documents listed on such Schedules.

          (b) Complete and correct copies of the Insight System Franchises and Insight System Licenses have been delivered by Insight to TCI. Except as set forth on Schedule 1.31 (Insight System Franchises), the Insight System Franchises contain all of the commitments and obligations of Insight to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the Insight Systems. The Insight System Franchises and Insight System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or, to Insight's Knowledge, investigation, pending or to Insight's Knowledge threatened, to terminate, suspend or modify any Insight System Franchise or any Insight System License and Insight is in material compliance with the terms and conditions of all the Insight System Franchises and Insight System Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Insight System Franchises and Insight System Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. All areas served by the Insight Systems are served pursuant to one of the Insight System Franchises except as set forth on Schedule 1.31.

          (c) Complete and correct copies of all Insight System Contracts required to be listed on Insight's Schedules (including all Contracts relating to Leased Property and Other Real Property Interests described on Schedule 1.27) have been provided to TCI. Such documents constitute the entire agreement with the other party. Each such Insight System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Insight and Insight is not and to Insight's Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder.

     5.6 Real Property. All Insight Assets consisting of Insight Owned Property, Insight Leased Property and material Insight Other Real Property Interests are described on Schedules 1.25 (Insight Leased Property), 1.27 (Insight Other Real Property Interests) and 1.28 (Insight Owned Property). Except as otherwise disclosed on Schedule 1.28 (Insight Owned Property), Insight holds title to the Insight Owned Property free and clear of all Liens except (a) Permitted Liens and (b) Liens described on Schedule 5.4 (all of which Liens on Schedule 5.4 will be terminated, released or, in the case of the rights of first refusal listed on
Schedule 5.4, waived, as appropriate, at or prior to the Closing), and has the valid and enforceable right to use and possess such Insight Owned Property, subject only to the above-referenced Liens. Except as otherwise disclosed on Schedules 1.25 (Insight Leased Property) and 1.27 (Insight Other Real Property Interests), Insight has valid and enforceable leasehold interests in all Insight Leased Property and, with respect to Insight Other Real Property Interests, has valid and enforceable rights to use such Insight Other Real Property Interests, subject only to the above-referenced Liens. Except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the Insight Owned Property and the premises demised under the leases and other documents evidencing the Insight Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of Insight Owned Property and each parcel of Insight Leased Property and any improvements thereon and their current use (x) has access to and over public streets or private streets for which Insight has a valid right of ingress and egress, (y) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (z) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel. Except where the failure of the representations made in this sentence to be true and correct would not have a material adverse effect on the Insight Assets or Insight's Cable Business, all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operations of the Insight Systems are located entirely on Insight Owned Property or Insight Leased Property or other real property in which Insight has an Insight Other Real Property Interest and are maintained, placed and located in accordance with the provisions of all applicable Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements.

     5.7 Environmental.

          (a) To Insight's Knowledge, except as disclosed on Schedule 5.7, the Insight Owned Property and Insight Leased Property comply in all material respects with and have previously been operated in compliance in all material respects with all Environmental Laws. Insight has not, either directly or indirectly (i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any Insight Owned Property or Insight Leased Property, (ii) transported any Hazardous Substances to or from any Insight Owned Property or Insight Leased Property or (iii) undertaken or caused to be undertaken any other activities relating to the Insight Owned Property or Insight Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to Insight's Knowledge, no other present or previous owner, tenant, occupant or user of any Insight Owned Property or Insight Leased Property or any other Person has committed or suffered any of the foregoing. To Insight's Knowledge, no release of Hazardous Substances outside the Insight Owned Property or Insight Leased Property has entered or threatens to enter any Insight Owned Property or Insight Leased Property, nor is there any pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any Insight Owned Property or Insight Leased Property. No Litigation based on Environmental Laws which relates to any Insight Owned Property or Insight Leased Property or any operations or conditions on it (1) has been asserted or conducted in the past with respect to, or is currently pending against, Insight or, to Insight's Knowledge, any other Person or (2) to Insight's Knowledge, is threatened or contemplated.

          (b) To Insight's Knowledge, except as disclosed on Schedule 5.7 (i) no aboveground or underground storage tanks are currently or have been located on any Insight Owned Property or Insight Leased Property, (ii) no Insight Owned Property or Insight Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) no building or other structure on any Insight Owned Property or Insight Leased Property contains asbestos, asbestos-containing material or material presumed to be asbestos-containing material under any Environmental Law.

          (c) Insight has provided TCI with complete and correct copies of (i) all studies, reports, surveys or other written materials in Insight's possession relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Insight Owned Property or Insight Leased Property, (ii) all notices (other than general notices made by general publication) or other materials in Insight's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Insight Owned Property or Insight Leased Property or activities at the Insight Owned Property or Insight Leased Property and (iii) all materials in Insight's possession relating to any Litigation or allegation by any private third party concerning any Environmental Law.

     5.8 Compliance with Legal Requirements.

          (a) The ownership, leasing and use of the Insight Assets as they are currently owned, leased and used and the conduct of Insight's Cable Business and the operation of the Insight Systems as they are currently conducted and operated do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Sections 5.7, 5.8(d) and 5.13, as to which the representations and warranties set forth in those subsections shall apply), including (i) the Communications Act, (ii) Section 111 of the U.S. Copyright Act of 1976, and the U.S. Copyright Office rules and regulations promulgated thereunder (the "Copyright Act") and
(iii) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Insight Assets, the Insight Systems and Insight's Cable Business. Insight has received no written notice of any violation by Insight or Insight's Cable Business of any Legal Requirement applicable to the operation of Insight's Cable Business as currently conducted, or the Insight Systems as currently operated and to Insight's Knowledge, there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such violation.

          (b) A valid request for renewal has been duly and timely filed under
Section 626 of the Communications Act with the proper Governmental Authority with respect to all Insight System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

          (c) Except as set forth in Schedule 5.8, (i) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (1) challenging the right of the Insight Systems to carry any television broadcast station or deliver the same or
(2) claiming that any Insight System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (ii) all necessary Federal Aviation Administration ("FAA") approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Insight Systems and are listed in Schedule 5.8, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (iii) Insight has received no written notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and Insight has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act.

          (d) Notwithstanding the foregoing, to Insight's Knowledge, each Insight System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of Insight's Cable Business. Insight has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, Insight makes no representation or warranty that any of its rates that are not subject to rate regulation would be allowable if such rates were subject to regulation and makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Closing Date. Insight has delivered to TCI complete and correct copies of all FCC Forms and other information reasonably requested by TCI relating to rate regulation generally or specific rates charged to subscribers with respect to the Insight Systems. Except as set forth on Schedule 5.8, Insight has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the Insight Systems (a "Cost of Service Election"). Insight has not entered into and is not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the Insight Systems and is not currently negotiating or anticipating entering into or being subject to the same. Except as otherwise described on Schedule 5.8, as of the date of this Agreement, (i) to the Knowledge of Insight, there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any cable television system included in the Insight Systems can charge (whether for programming, equipment, installation, service or otherwise), (ii) no cable television system included in the Insight Systems is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service, or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any of the Insight Systems and (iv) there is no unresolved complaint pending with respect to the CPST tier of any Insight System and no rate order with respect to the Insight Systems that is being appealed.

     5.9 Patents, Trademarks and Copyrights. Insight has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the Insight Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. To Insight's Knowledge, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by Insight with respect to the Insight Systems. Insight has delivered to TCI complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to copyright rules and regulations with respect to Insight's Cable Business. Insight does not possess any patent, patent right, trademark or copyright related to or material to the operation of the Insight Systems and Insight is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. The Insight Systems and Insight's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

     5.10 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or Events. Insight has delivered to TCI complete and correct copies of an unaudited trial balance sheet for each Insight System as of April 21, 1998 and an unaudited income and expense summary statement for each Insight System for the year ended December 31, 1997 and the three-month period ended March 31, 1997, including all notes and schedules thereto (all of such financial statements and notes being hereinafter referred to as "Insight's Financial Statements"). Insight's Financial Statements are in accordance with the books and records of Insight, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and, except as may be described therein, present fairly the financial condition of Insight at the dates and for the periods indicated, subject only to standard year-end adjustments and the omission of footnotes. The unaudited trial balance sheets of Insight as of April 21, 1998 are herein called the "Insight Balance Sheets." At the date of the Insight Balance Sheets, Insight had no material liabilities required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the Insight Balance Sheets, other than liabilities as set forth on Schedule 5.10. Except as set forth on Schedule 5.10, since the date of the Insight Balance Sheets through the date of this Agreement: (x) Insight has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to Insight's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition of Insight or the results of operations of Insight's Cable Business; (y) there has been no material adverse change in the Insight Assets comprising any Insight System or in the business, condition, financial or otherwise, or liabilities of Insight's Cable Business or any Insight System and, to Insight's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; and (z) Insight's Cable Business has been conducted only in the ordinary course of business consistent with past practice. For the purpose of this Agreement, the impact of general economic conditions (including changes in capital and financial markets), governmental legislation and regulations and other events which affect the cable industry as a whole in the State of Indiana or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition, financial or otherwise or liabilities of Insight's Cable Business or any Insight System or the Insight Assets.

     5.11 Litigation. Except as set forth in Schedule 5.11: (a) there is no Litigation pending or, to Insight's Knowledge, threatened, and, to Insight's Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Insight which, if adversely determined, would materially adversely affect the financial condition or operations of Insight's Cable Business, Insight Systems, the Insight Assets or the ability of Insight to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the Insight System Franchises, Insight System Licenses, Insight System Contracts or leases or other documents evidencing the Insight Leased Property or the Insight Other Real Property Interests; and (b) there is not in existence any Judgment requiring Insight to take any action of any kind with respect to the Insight Assets or the operation of the Insight Systems, or to which Insight (with respect to the Insight Systems), the Insight Systems or the Insight Assets are subject or by which they are bound or affected.

     5.12 Tax Returns; Other Reports. Insight has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Insight, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the Insight Assets or that could impose on the Company any transferee liability for any taxes, penalties or interest due or to become due from Insight, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Insight has received no notice of, nor does Insight have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the Insight Assets.

     5.13 Employment Matters.

          (a) Schedule 5.13(a) contains a complete and correct list of the names and positions of all employees engaged principally in Insight's Cable Business as of the date set forth on Schedule 5.13(a). Insight has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

          (b) Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA) with respect to which Insight or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of Insight or any of its ERISA Affiliates participate is set forth in Schedule 5.13 (the "Insight Plans"). Neither Insight, any of its ERISA Affiliates nor any Insight Plan is in material violation of any provision of the United States Internal Revenue Code, as amended (the "Code") or ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Insight Plan and no "prohibited transaction" (as defined in Section 406 of ERISA) has occurred with respect to any Insight Plan which reasonably could result in material liability to Insight or any of its ERISA Affiliates. No material "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) exists with respect to any of the Insight Plans. After the Closing, the Company will not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Plan currently maintained by Insight or any of its ERISA Affiliates.

          (c) Except as set forth on Schedule 5.13, there are no collective bargaining agreements applicable to any Person employed by Insight that renders services in connection with the Insight Systems and Insight has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Insight, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by Insight that renders services in connection with the Insight Systems. Except as described on Schedule 5.13, Insight has no employment agreements, either written or oral, with any employee of the Insight Systems and none of the employment agreements listed on Schedule 5.13 requires Insight or will require the Company to employ any Person after the Closing.

          (d) Insight is not aware of the existence of any governmental inspection, investigation, audit or examination of any Insight Plan or of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Insight Plan pending or to the knowledge of Insight threatened against any of such plans and Insight possesses no knowledge of any facts which could give rise to any such action, suit or claim. Each

Insight Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of any Insight Plan's letter. At all times prior to the Closing, each Insight Plan, to the extent such plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Insight Plan by the applicable terms of the Code and ERISA.

     5.14 Insight Systems Information. Schedule 5.14 sets forth a materially true and accurate description of the following information relating to Insight's Cable Business as of the most recent monthly report generated by Insight in the ordinary course of business containing the information required to prepare such
Schedule 5.14 (which date is specified in Schedule 5.14) provided that such date is no earlier than two months prior to the date of this Agreement:

          (a) the approximate number of miles (both underground and aerial) of plant included in the Insight Assets;

          (b) the number of Equivalent Basic Subscribers (including the number that are residential and the number that are bulk-billed) served by the Insight Systems for each Insight System service area (by franchise area or community);

          (c) the approximate number of single family homes and residential dwelling units passed by the Insight Systems;

          (d) a description of basic and optional or tier services available from the Insight Systems, the rates charged by Insight for each and the number of EBSs receiving each optional or tier service;

          (e) the stations and signals carried by the Insight Systems and the channel position of each such signal and station and the basis for carriage of all television broadcast signals; and

          (f) the cities, towns, villages, townships, boroughs, counties or other communities served by the Insight Systems (with or without the requirement of a franchise) that have been, or are required to be, registered with the FCC pursuant to Section 76.12 of its rules, including each C.U.I.D. number.

     5.15 Accounts Receivable. Insight's accounts receivable for its Cable Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of Insight, that resulted from the regular course of Insight's Cable Business. Such receivables are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by Insight in Insight's Financial Statements and those credits or reductions to such accounts made in the ordinary course of business.

     5.16 Bonds; Letters of Credit. Except as set forth on Schedule 5.16, there are no franchise, construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Insight in connection with its operation or ownership of any of the Insight Systems or Insight Assets.

     5.17 Finders and Brokers. Insight has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which TCI or the Company could be liable.

     5.18 Wireless Business; @Home.

          (a) At the time of Closing and immediately thereafter, the Company will not be engaged in any "Competitive Activities." For purposes of this
Section 5.18, the term "Competitive Activities" means to bid on, acquire or, directly or indirectly, own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, beneficial owner of an interest in any Person or otherwise with, or use or permit its name to be used in connection with, any business or enterprise which (1) engages in the bidding for an acquisition of any wireless business license or engages in any wireless business, or (2) provides, offers, promotes or brands wireless telecommunications services; provided, however, that in no event shall the term "Competitive Activities" include any video entertainment distribution business delivered by wireline, microwave or satellite, LMDS or otherwise.

          (b) At the time of Closing and immediately thereafter, the Company will not be engaged in, or have any ownership interest in any entity engaged in, the business of providing an Internet Backbone Service (as defined in the LLC Agreement). The Insight Assets do not include any equity interest in any Person that owns or conducts an Internet Backbone Service.

SECTION 6.  TCI'S REPRESENTATIONS AND WARRANTIES

     TCI represents and warrants to Insight and the Company as of the date of this Agreement (or, if a different date is specified in this Section 6 or in TCI's Schedules, as of such specified date), as follows.

     6.1 Organization and Qualification of TCI. Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Indiana is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; Kokomo is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; Heritage is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Iowa; and TCI LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Each of Midwest, Indiana, Kokomo, Heritage and TCI LLC (a) has all requisite corporate, partnership or limited liability company power and authority to own, lease and use the TCI Assets owned, leased or used by it and to conduct its portion of TCI's Cable Business as it is currently conducted and (b) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the TCI Assets owned or leased by it or the nature of its activities in connection with the TCI Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of TCI's Cable Business, the TCI Assets or TCI Systems or on the ability of TCI to perform its obligations under this Agreement. Indiana's U.S. taxpayer identification number is 841038399; Midwest's U.S. taxpayer identification number is 061116778; Kokomo's U.S. taxpayer identification number is 841295029; Heritage's U.S. taxpayer identification number is 421202532; and TCI LLC's U.S. taxpayer identification number is 841458995.

     6.2 Authority and Validity. Each of Midwest, Indiana, Kokomo, Heritage and TCI LLC has all requisite corporate, partnership or limited liability company power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by TCI, the performance by TCI under, and the consummation by TCI of the transactions contemplated by, this Agreement and the Transaction Documents to which TCI is a party have been duly and validly authorized by all required corporate, partnership or limited liability company action by or on behalf of TCI, subject to TCI obtaining board of director, membership or partnership approval, as applicable, for the same. This Agreement has been, and when executed and delivered by TCI the Transaction Documents will be, duly and validly executed and delivered by TCI and the valid and binding obligations of TCI, enforceable against TCI in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies, subject to TCI obtaining board of director, membership or partnership approval, as applicable, for the same..

     6.3 No Conflict; Required Consents. Except for, and subject to receipt of, the TCI Required Consents, all of which are listed on Schedule 6.3, the Insight Required Consents, all consents, authorizations and approvals for Insight to transfer the Exchange Assets to the Company and the notification and expiration or earlier termination of the waiting period under the HSR Act, the execution and delivery by TCI, the performance of TCI under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which TCI is a party do not and will not: (a) conflict with or violate any provision of charter or bylaws, partnership agreement or limited liability company agreement; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of TCI under, (iv) result in the creation or imposition of any Lien under any TCI System Franchise, TCI System License or any TCI System Contract or other instrument evidencing any of the TCI Assets or by which TCI or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings, that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any TCI System, TCI's Cable Business or on the ability of TCI to perform its obligations under this Agreement or the Transaction Documents to which TCI is a party.

     6.4 Assets.

          (a) TCI has good and valid title to (or, in the case of Assets that are leased, valid leasehold interests in) the TCI Assets (other than TCI Owned Real Property, TCI Leased Property and TCI Other Real Property Interests, as to which representations and warranties in Section 6.6 apply). The TCI Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 6.4, all of which Liens on Schedule 6.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 6.4, waived, as appropriate, at or prior to the Closing. Except as described on Schedule 1.64 (TCI Tangible Personal Property), the TCI Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

          (b) Except for items included in the TCI Excluded Assets, the TCI Assets constitute all the assets necessary to permit the Company to conduct TCI's Cable Business and to operate the TCI Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements, TCI System Contracts, TCI System Licenses and TCI System Franchises and to perform all of the Assumed Obligations and Liabilities as they relate to the TCI Systems.

          (c) Except as disclosed on Schedule 6.4, to the Knowledge of TCI, no third party has been granted or applied for a cable television franchise or is providing or intending to provide cable television services in any of the communities or unincorporated areas currently served by TCI's Cable Business.

     6.5 TCI System Franchises, TCI System Licenses, TCI System Contracts and TCI Other Real Property Interests.

          (a) Except as described on Schedules 1.56 (TCI Leased Property), 1.58 (TCI Other Real Property Interests), 1.61 (TCI System Contracts), 1.62 (TCI System Franchises) and 1.63 (TCI System Licenses) or as described on Schedule
4.2 (TCI Excluded Assets) or otherwise included in the definition of TCI Excluded Assets, TCI is not bound or affected by any of the following that relate primarily or in whole to TCI's Cable Business: (i) leases of real or personal property; (ii) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (v) pole line or attachment agreements; (vi) multiple dwelling unit agreements, including bulk agreements, and commercial service agreements; (vii) agreements pursuant to which the TCI Systems receive or provide advertising sales representation services; (viii) agreements pursuant to which a TCI System has constructed or agreed to construct for third parties an institutional network or otherwise provide to third parties telecommunications services other than one-way video;
(ix) construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as-needed basis); or (x) Contracts relating to the operation of TCI's Cable Business other than those described in any other clause of this Section which contemplate payments by or to TCI in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate or that have a remaining term of two years or more as of the Closing Date. Except as described on the Schedules to this Agreement, no Affiliate of TCI is a party to any documents listed on such Schedules.

          (b) Complete and correct copies of the TCI System Franchises and TCI System Licenses have been delivered by TCI to Insight. Except as set forth on
Schedule 1.62 (TCI System Franchises), the TCI System Franchises contain all of the commitments and obligations of TCI to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the TCI Systems. The TCI System Franchises and TCI System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or, to TCI's Knowledge, investigation, pending or to TCI's Knowledge threatened, to terminate, suspend or modify any TCI System Franchise or TCI System License and TCI is in material compliance with the terms and conditions of all the TCI System Franchises and TCI System Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the TCI System Franchises and TCI System Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. All areas served by the TCI Systems are served pursuant to one of the TCI System Franchises except as set forth on
Schedule 1.62.

          (c) Complete and correct copies of all TCI System Contracts required to be listed on TCI's Schedules (including all Contracts relating to Leased Property and Other Real Property Interests described on Schedule 1.58) have been provided to Insight. Such documents constitute the entire agreement with the other party. Each such TCI System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of TCI and TCI is not and to TCI's Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder.

     6.6 Real Property. All TCI Assets consisting of TCI Owned Property, TCI Leased Property and material TCI Other Real Property Interests are described on Schedules 1.56 (TCI Leased Property), 1.58 (TCI Other Real Property Interests) and 1.59 (TCI Owned Property). Except as otherwise disclosed on Schedule 1.59 (TCI Owned Property), TCI holds title to the TCI Owned Property free and clear of all Liens except (a) Permitted Liens and (b) Liens described on

Schedule 6.4 (all of which Liens on Schedule 6.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 6.4, waived, as appropriate, at or prior to the Closing), and has the valid and enforceable right to use and possess such TCI Owned Property, in each case subject only to the above-referenced Liens. Except as otherwise disclosed on Schedules 1.56 (TCI Leased Property) and 1.58 (TCI Other Real Property Interests); TCI has valid and enforceable leasehold interests in all TCI Leased Property and, with respect to TCI Other Real Property Interests, has valid and enforceable rights to use all TCI Other Real Property Interests subject, subject only to the above-referenced Liens. Except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the TCI Owned Property and the premises demised under the leases and other documents evidencing the TCI Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of TCI Owned Property and each parcel of TCI Leased Property and any improvements thereon and their current use
(x) has access to and over public streets or private streets for which TCI has a valid right of ingress and egress, (y) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (z) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel. Except where the failure of the representations made in this sentence to be true and correct would not have a material adverse effect on the TCI Assets or TCI's Cable Business, all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operations of the TCI Systems are located entirely on TCI Owned Property or TCI Leased Property or other real property in which TCI has a TCI Other Real Property Interest and are maintained, placed and located in accordance with the provisions of all applicable Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements.

     6.7 Environmental.

          (a) To TCI's Knowledge, except as disclosed on Schedule 6.7, the TCI Owned Property and TCI Leased Property comply in all material respects with and has previously been operated in compliance in all material respects with all Environmental Laws. TCI has not either directly or indirectly (i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any TCI Owned Property or TCI Leased Property, (ii) transported any Hazardous Substances to or from any TCI Owned Property or TCI Leased Property or (iii) undertaken or caused to be undertaken any other activities relating to the TCI Owned Property or TCI Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to TCI's Knowledge, no other present or previous owner, tenant, occupant or user of any TCI Owned Property or TCI Leased Property or any other Person has committed or suffered any of the foregoing. To TCI's Knowledge, no release of Hazardous Substances outside the TCI Owned Property or TCI Leased Property has entered or threatens to enter any TCI Owned Property or TCI Leased Property, nor is there any pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any TCI Owned Property or TCI Leased Property. No Litigation based on Environmental Laws which relates to any TCI Owned

Property or TCI Leased Property or any operations or conditions on it (1) has been asserted or conducted in the past with respect to, or is currently pending against, TCI or, to TCI's Knowledge, any other Person, or (2) to TCI's Knowledge, is threatened or contemplated.

          (b) To TCI's Knowledge, except as disclosed on Schedule 6.7, (i) no aboveground or underground storage tanks are currently or have been located on any TCI Owned Property or TCI Leased Property, (ii) no TCI Owned Property or TCI Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) no building or other structure on any TCI Owned Property or TCI Leased Property contains asbestos, asbestos-containing material or material presumed to be asbestos-containing material under any Environmental Law.

          (c) TCI has provided Insight with complete and correct copies of (i) all studies, reports, surveys or other written materials in TCI's possession relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the TCI Owned Property or TCI Leased Property, (ii) all notices (other than general notices made by general publication) or other materials in TCI's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the TCI Owned Property or TCI Leased Property or activities at the TCI Owned Property or TCI Leased Property and (iii) all materials in TCI's possession relating to any Litigation or allegation by any private third party concerning any Environmental Law.

     6.8 Compliance with Legal Requirements.

          (a) The ownership, leasing and use of the TCI Assets as they are currently owned, leased and used and the conduct of TCI's Cable Business and the operation of the TCI Systems as they are currently conducted and operated do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Sections 6.7, 6.8(d) and 6.13, as to which the representations and warranties set forth in those subsections shall apply), including (i) the Communications Act, (ii) Section 111 of the Copyright Act and (iii) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the TCI Assets, the TCI Systems and TCI's Cable Business. TCI has received no written notice of any violation by TCI or TCI's Cable Business of any Legal Requirement applicable to the operation of TCI's Cable Business as currently conducted, or the TCI Systems as currently operated and to TCI's Knowledge, there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such violation.

          (b) A valid request for renewal has been duly and timely filed under
Section 626 of the Communications Act with the proper Governmental Authority with respect to all TCI System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

          (c) Except as set forth in Schedule 6.8, (i) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (1) challenging the right of the TCI Systems to carry any television broadcast station or deliver the same or (2) claiming that any TCI System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (ii) all necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the TCI Systems and are listed in Schedule 6.8, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (iii) TCI has received no written notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and TCI has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act.

          (d) Notwithstanding the foregoing, to TCI's Knowledge, each TCI System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of TCI's Cable Business. TCI has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, TCI makes no representation or warranty that any of its rates that are not subject to rate regulation would be allowable if such rates were subject to regulation and makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Closing Date. TCI has delivered to Insight complete and correct copies of all FCC Forms and other information reasonably requested by Insight relating to rate regulation generally or specific rates charged to subscribers with respect to the TCI Systems. TCI has not entered into and is not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the TCI Systems that would be applicable to such Systems following Closing and is not currently negotiating or anticipating entering into or being subject to any new social contract with respect to the TCI Systems; provided, that certain of the TCI Systems are affected by FCC Order 97-324 (adopted 9/10/97) that is currently pending approval before the FCC (the "Pending TCI Rate Order"). Except as set forth on Schedule 6.8, TCI has not made any Cost of Service Election with respect to any of the TCI Systems. Except as otherwise described on Schedule 6.8, as of the date of this Agreement and except with respect to the Pending TCI Rate Order, (i) to the Knowledge of TCI, there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any cable television system included in the TCI Systems can charge (whether for programming, equipment, installation, service or otherwise), (ii) no cable television system included in the TCI Systems is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service, or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any of the TCI Systems and (iv) there is no unresolved complaint pending with respect to the CPST tier of any TCI System and no rate order with respect to the TCI Systems is being appealed.

     6.9 Patents, Trademarks and Copyrights. TCI has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the TCI Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. To TCI's Knowledge, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by TCI with respect to the TCI Systems. TCI has delivered to Insight complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to copyright rules and regulations with respect to TCI's Cable Business. TCI does not possess any patent, patent right, trademark or copyright related to or material to the operation of the TCI Systems and TCI is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. The TCI Systems and TCI's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

     6.10 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or Events. TCI has delivered to Insight complete and correct copies of an unaudited balance sheet for each TCI System as of December 31, 1997 and an unaudited statement of operations for the year ended December 31, 1997 for each System, including all notes and Schedules thereto (all of such financial statements and notes being hereinafter referred to as "TCI's Financial Statements"). TCI's Financial Statements are in accordance with the books and records of TCI, were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of TCI with respect to the TCI Systems at the dates and for the periods indicated, subject, in the case of unaudited TCI Financial Statements, only to standard year-end adjustments and the omission of footnotes. The unaudited balance sheets of TCI as of December 31, 1997 are herein called the "TCI Balance Sheets." At the date of the TCI Balance Sheets, TCI had no material liabilities with respect to the Systems required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the TCI Balance Sheets, other than liabilities as set forth on Schedule 6.10. Except as set forth on Schedule 6.10, since the date of the TCI Balance Sheets through the date of this Agreement: (x) TCI has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to TCI's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition of TCI or the results of operations of TCI or TCI's Cable Business; (y) there has been no material adverse change in the TCI Assets comprising any TCI System or in the business, condition, financial or otherwise, or liabilities of TCI's Cable Business or any TCI System and, to TCI's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; and (z) TCI's Cable Business has been conducted only in the ordinary course of business consistent with past practice. For the purpose of this Agreement, the impact of general economic conditions (including changes in capital and financial markets), governmental legislation and regulations and other events which affect the cable industry as a whole in the State of Indiana or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition, financial or otherwise or liabilities of TCI's Cable Business or any TCI System or the TCI Assets.

     6.11 Litigation. Except as set forth in Schedule 6.11: (a) there is no Litigation pending or, to TCI's Knowledge, threatened, and, to TCI's knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against TCI which, if adversely determined, would materially adversely affect the financial condition or operations of TCI's Cable Business, TCI Systems, the TCI Assets or the ability of TCI to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the TCI System Franchises, TCI System Licenses, TCI System Contracts or leases or other documents evidencing the TCI Leased Property or the TCI Other Real Property Interests; and (b) there is not in existence any Judgment requiring TCI to take any action of any kind with respect to the TCI Assets or the operation of the TCI Systems, or to which TCI (with respect to the TCI Systems), the TCI Systems or the TCI Assets are subject or by which they are bound or affected.

     6.12 Tax Returns; Other Reports. TCI has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by TCI, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the TCI Assets or that could impose on the Company any transferee liability for any taxes, penalties or interest due or to become due from TCI, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. TCI has received no notice of, nor does TCI have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the TCI Assets.

     6.13 Employment Matters.

          (a) Schedule 6.13(a) contains a complete and correct list of the names and positions of all employees engaged principally in TCI's Cable Business as of the date set forth on Schedule 6.13(a). TCI has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including WARN, ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

          (b) Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA) with respect to which TCI or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of TCI or any of its ERISA Affiliates participate is set forth in Schedule 6.13 (the "TCI Plans"). Neither TCI, any of its ERISA Affiliates nor any TCI Plan is in material violation of any provision of the Code or ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any TCI Plan and no "prohibited transaction" (as defined in Section 406 of ERISA) has occurred with respect to any TCI Plan which reasonably could result in material liability to TCI or any of its ERISA Affiliates. No material "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) exists with respect to any of the TCI Plans. After the Closing, the Company will not be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any Plan currently maintained by TCI or any of its ERISA Affiliates.

          (c) Except as set forth on Schedule 6.13, there are no collective bargaining agreements applicable to any Person employed by TCI that renders services in connection with the TCI Systems and TCI has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against TCI, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by TCI that renders services in connection with the TCI Systems. Except as described on Schedule 6.13, TCI has no employment Contracts, either written or oral, with any employee of the TCI Systems and none of the employment Contracts listed on Schedule 6.13 requires TCI or will require the Company to employ any Person after the Closing.

          (d) TCI is not aware of the existence of any governmental inspection, investigation, audit or examination of any TCI Plan or of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any TCI Plan pending or to the knowledge of TCI threatened against any of such plans and TCI possesses no knowledge of any facts which could give rise to any such action, suit or claim. Each TCI Plan that is intended to be tax-qualified is the subject of a favorable determination letter or IRS opinion or notification letter. At all times prior to the Closing, each TCI Plan, to the extent such plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such TCI Plan by the applicable terms of the Code and ERISA.

     6.14 TCI Systems Information. Schedule 6.14 sets forth a materially true and accurate description of the following information relating to TCI's Cable Business as of the most recent monthly report generated by TCI in the ordinary course of business containing the information required to prepare such Schedule
6.14 (which date is specified in Schedule 6.14) provided that such date is no earlier than two months prior to the date of this Agreement:

          (a) the approximate number of miles (both underground and aerial) of plant included in the TCI Assets;

          (b) the number of Equivalent Basic Subscribers (including the number that are residential and the number that are bulk-billed) served by the TCI Systems for each TCI System service area (by franchise area or community);

          (c) the approximate number of single family homes and residential dwelling units passed by the TCI Systems;

          (d) a description of basic and optional or tier services available from the TCI Systems, the rates charged by TCI for each and the number of EBSs receiving each optional or tier service;

          (e) the stations and signals carried by the TCI Systems and the channel position of each such signal and station and the basis for carriage of all television broadcast signals; and

          (f) the cities, towns, villages, townships, boroughs, counties, or other communities served by the TCI Systems (with or without the requirement of a franchise) that have been, or are required to be, registered with the FCC pursuant to Section 76.12 of its rules, including each C.U.I.D. number.

     6.15 Accounts Receivable. TCI's accounts receivable for its Cable Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of TCI, that resulted from the regular course of TCI's Cable Business. Such receivables are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by TCI in TCI's Financial Statements and those credits or reductions to such accounts made in the ordinary course of business.

     6.16 Bonds; Letters of Credit. Except as set forth on Schedule 6.16, there are no franchise, construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by TCI in connection with its operation or ownership of any of the TCI Systems or TCI Assets.

     6.17 Finders and Brokers. TCI has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Insight or the Company could be liable.

SECTION 7.  ADDITIONAL COVENANTS

     It is understood and agreed that the covenants in this Section 7 shall not apply to Insight with respect to the Exchange Systems or the Exchange Assets except as expressly set forth below.

     7.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date each of Insight and TCI will give to the other and its representatives full access during normal business hours to all the premises and books and records of its Cable Business and to all its Assets and Systems' personnel and will furnish to the other and its representatives all such documents, financial information and other information regarding its Cable Business and its Assets as the other from time to time reasonably may request; provided that no investigation by a party will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other party in this Agreement or in any Transaction Document or limit the other party's liability for breach of any of the foregoing.

     7.2 Continuity and Maintenance of Operations; Certain Deliveries and Notices. Between the date of this Agreement and the Closing, TCI with respect to TCI's Cable Business, the TCI Systems and the TCI Assets and Insight with respect to Insight's Cable Business, the Insight Systems and the Insight Assets:

          (a) will conduct its Cable Business and operate its Systems only in the usual, regular and ordinary course and consistent with past practices, including continuing to make ordinary marketing, advertising and promotional expenditures, and, to the extent consistent with such conduct and operation, will use its commercially reasonable efforts to (i) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with its Systems, and (ii) keep available the services of its employees and agents providing services in connection with the Cable Business;

          (b) will maintain its Assets in good repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for its Systems at not less than normal historical levels consistent with past practices; will maintain in full force and effect policies of insurance with respect to its Cable Business consistent with past practices; and will maintain its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with past practices;

          (c) except with respect to Excluded Assets, will not (i) modify, terminate, renew, suspend, abrogate or enter into any System Contract or other instrument that would be included in such party's Assets, other than in the ordinary course of business; provided that the other party's consent, not to be unreasonably withheld or delayed, will be required to modify, terminate, renew, suspend, abrogate or enter into any retransmission consent or programming agreement, any System Franchise, any lease or document evidencing Leased Property or any other agreement that contemplates payments to or by the transferring party in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate and provided further that the Company consents to the new Lebanon franchise that will become effective in September 1998 and to the new Greenfield franchise that is pending approval before the Greenfield franchise authority ; (ii) take or omit to take any action that would result in the condition set forth in Section 8.1(a) with respect to TCI or Section 8.2(a) with respect to Insight not being satisfied at any time prior to the Closing;
(iii) engage in any marketing, subscriber installation, disconnection or collection practices other than in the ordinary course of business consistent with its past practices; (iv) make any Cost of Service Election; (v) enter into any agreement with or commitment to any competitive access providers with respect to any

System; (vi) sell, transfer or assign any portion of its Assets other than sales in the ordinary course of business and assets sold or disposed of and replaced by other assets of comparable utility and value or permit the creation of a Lien, other than a Permitted Lien, on any Asset; or (vii) engage in any hiring or employee compensation practices that are inconsistent with past practices except for changes in such practices implemented by such party and its Affiliates on a company-wide basis.

          (d) will promptly deliver to the other true and complete copies of all quarterly financial statements and all monthly and quarterly operating reports with respect to the operation of the Cable Business prepared in the ordinary course of business by or for such party at any time from the date of this Agreement until the Closing;

          (e) will give or cause to be given to the other and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any
other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of its Systems, such forms to be reasonably satisfactory in form and substance to the other;

          (f) will duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within 36 months after any date between the date of this Agreement and the Closing Date;

          (g) will promptly notify the other of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or
(ii) the existence, occurrence or taking of which would result in the condition set forth in Section 8.1(a) with respect to TCI or Section 8.2(a) with respect to Insight not being satisfied at any time prior to the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same, subject to Section 12.16; and

          (h) will consult the other prior to decreasing or increasing the rate charged for any level of Basic Services, Expanded Basic Services or Pay TV and prior to adding, deleting, retiering or repackaging any programming services; provided that the other's consent is not required for any such action and provided that TCI does not need to consult Insight with respect to its scheduled June 1998 rate increases.

     7.3 Employees.

          (a) The Company may, but shall have no obligation to employ or offer employment to any employee of TCI's Cable Business or Insight's Cable Business. Not more than 60 days after the date of this Agreement, TCI shall provide to Insight on behalf of the Company a list of all active employees of TCI's Systems as of a recent date, showing then-current positions and rates of compensation and indicating which of such employees TCI desires to retain as its employees

(the "Retained Employees"). Within 30 days after receipt of this list, Insight on behalf of the Company will provide to TCI in writing a list of employees of TCI that the Company may desire to employ following the Closing (subject to the satisfaction of the Company's conditions for employment), which list shall not include any Retained Employees and will provide to TCI in writing a list of employees of Insight that the Company desires to employ following Closing. At Closing, TCI shall terminate the employment of all its employees who were employed incidental to the conduct of its Cable Business other than Retained Employees and any other employees not hired by the Company that TCI determines to retain.

          (b) Each of TCI and Insight will pay to all employees of its Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.2(c) to be carried over pursuant to Section 7.3(g)), sick pay and other compensation or benefits to which they are entitled for periods through and including the Closing Time in accordance with the terms and conditions of any arrangement providing for such compensation or benefits, including, without limitation, all amounts, if any, payable on account of the termination of their employment. TCI agrees to cooperate in all reasonable respects with Insight to allow Insight on behalf of the Company to evaluate and interview employees of TCI's Cable Business in order to make hiring decisions. Such cooperation shall include but not be limited to allowing Insight to contact employees during normal business hours and making personnel records available.

          (c) Each of TCI and Insight will be responsible for the maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such party pursuant to the provisions of any Legal Requirement and of such plans. The Company will not assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by TCI or Insight.

          (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of either TCI or Insight or arising under any Legal Requirement affecting employees of such party incurred through and including the Closing Date or resulting from or arising from events or occurrences occurring or commencing through and including the Closing Date will remain the responsibility of such party, whether or not such employees are hired by the Company after the Closing. The Company will not have or assume any obligation or liability under or in connection with any such plan maintained by TCI or Insight.

          (e) Each of TCI and Insight will remain solely responsible for, and will indemnify and hold harmless the other and the Company from and against all Losses arising from or with respect to, all salaries and all severance, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.2(c)), medical, sick, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the Company, as a result of their employment by it through and including the Closing Time, the termination of their employment at the Closing Time, the obligation, if any, to notify and/or bargain with any labor organization, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement (including without limitation WARN) or otherwise relating to their employment through and including the Closing Time.

          (f) Each of TCI and Insight will retain full responsibility and liability for offering and providing "continuation coverage" of any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by such party and who has experienced a "qualifying event" or is receiving "continuation coverage" through and including the Closing Date. "Continuation coverage," "qualified beneficiary," "group health plan," and "qualifying event" shall have the meanings given such terms under Code Section 4980B.

          (g) Notwithstanding anything to the contrary herein, the Company shall
(i) credit each employee of TCI (including employees of the Exchange Systems) or Insight who becomes an employee of Company at the Closing Time (a "Hired Employee"), the lesser of the amount of vacation accrued by him or her as an employee of TCI or Insight through and including the Closing Time or the amount of accrued vacation permitted to be accrued by similarly situated employees of the Company or Insight in accordance with the Company's or Insight's standard practices; (ii) permit each Hired Employee and their dependents to participate in the Company's employee benefit plans to the same extent as similarly situated employees of the Company or Insight and their dependents; (iii) give each Hired Employee credit for his or her past service with TCI or Insight at the Closing Time (including past service with any prior owner or operator of such party to the extent such Hired Employee previously received credit for such service) for purposes of eligibility and vesting under the Company's employee benefit and other plans to the same extent as other similarly situated employees of the Company or Insight; (iv) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under the Company's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under TCI's or Insight's employee benefit plans; and (v) give credit under the Company's group health plans for any deductible previously met by a Hired Employee under TCI's or Insight's group health plan.

          (h) If the Company discharges without cause within 90 days after the Closing any Hired Employee and such Hired Employee would have been entitled to severance payments pursuant TCI's or Insight's severance benefits plan if such Hired Employee had been discharged without cause at Closing by TCI or Insight as of the Closing Time, then the Company shall pay severance benefits to such Hired Employee in accordance with TCI's or Insight's severance benefit plan to the extent such plan would have paid severance to such Hired Employee.

          (i) Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties a third party beneficiary of this Agreement.

     7.4 Leased Vehicles; Other Capital Leases. Each of TCI and Insight will pay the remaining balances on any leases for vehicles included in its Tangible Personal Property and will deliver valid and good title to such vehicles free and clear of all Liens (other than Permitted Liens) to the Company at the Closing.

     7.5 Required Consents, Estoppel Certificates, Franchise Renewal.

          (a) Each of TCI and Insight will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of its Required Consents, in form and substance reasonably satisfactory to the other, and will deliver to the other copies of such Required Consents promptly after they are obtained by such party; provided however that each of TCI and Insight will afford the other the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought. Each of TCI and Insight will cooperate with the other in its efforts to obtain its Required Consents, but neither the other party nor the Company will be required to accept or agree or accede to any condition to transfer of any Asset, or any modifications or amendments to any of the System Franchises, System Licenses, System Contracts or leases or documents evidencing Leased Property or Other Real Property Interests that in either case would make, or are reasonably likely to make, the underlying instrument materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the instrument in respect of which the consent relates. TCI shall make the decision as to whether the foregoing standard is met with respect to the Insight Required Consents and Insight shall make such decision with respect to the TCI Required Consents. As soon as practicable after the date of this Agreement, but in any event no later than 45 days after the date of this Agreement, Insight and TCI will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority, a request for such Governmental Authority's consent to transfer each System Franchise as to which such consent is required.

          (b) Each of TCI and Insight will use its commercially reasonable efforts to obtain a certificate executed by the lessor of each parcel of its Leased Property substantially in the form of Exhibit 7.5(b), the substance of which may be included as part of the consent obtained pursuant to Section 7.5(a) (an "Estoppel Certificate").

          (c) Each of TCI and Insight will use commercially reasonable efforts to obtain and cooperate with the other to obtain renewals or extensions of any System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority for a period expiring no earlier than three years after the date of this Agreement.

          (d) Each of TCI and Insight will use commercially reasonable efforts to obtain and cooperate with the other to obtain renewals or extensions for a period expiring no earlier than two years after the date of this Agreement of any System Franchise which is expired or has a term of less than one year remaining as of the date of this Agreement.

          (e) Each of TCI and Insight will cooperate with the other in its efforts to obtain renewals or extensions of any System Franchises pursuant to
Section 7.5(c) or (d), but the Company will not be required to accept or agree or accede to any renewal or extended System Franchise that contains terms that would make, or are reasonably likely to make, the System Franchise that is being renewed or extended materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the System Franchise that is being renewed or extended. TCI shall make the decision as to whether the foregoing standard is met with respect to the Insight System Franchises and Insight shall make such decision with respect to the TCI System Franchises.

          (f) Notwithstanding Section 7.5(a), neither TCI nor Insight will have any further obligation to obtain Required Consents: (i) with respect to license agreements relating to pole attachments where the licensing party will not, after the assigning party's exercise of commercially reasonable efforts, consent to an assignment of such license agreement but requires that the Company enter into a new agreement with such licensing authority, in which case the Company shall use its commercially reasonable efforts to enter into such agreement prior to the Closing or as soon as practicable thereafter and the party to the license agreement will cooperate with and assist the Company in obtaining such agreements; provided however that the Company's commercially reasonable efforts shall not require it to take any action of the type that such party is not required to take pursuant to this Section 7.5; and (ii) for any business radio license which such party reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to the Company under FCC rules with respect thereto.

     7.6 Title Commitments and Surveys. Insight and TCI each will provide to the other, within 60 days after the date of this Agreement, (a) current commitments to issue title insurance policies on the 1992 ALTA owner's form (or its local equivalent in any state in which ALTA policies are not available) ("Title Commitments") by an agent writing for Old Republic Insurance Company, Chicago Title Insurance Company or another nationally-recognized title insurance company (the "Title Company") and containing policy limits and other terms reasonably acceptable to the other, and, legible photocopies of all recorded items described as exceptions therein, committing to insure fee simple title in the Company to each parcel of the Owned Property and easements that provide access to such Owned Real Property included in its Assets, subject only to Permitted Liens, and (b) surveys of each parcel of Owned Property in such form as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to the Company and to the Title Company issuing a Title Commitment. The cost to obtain such Title Commitments and Surveys and other documents required by the Title Company to issue such policies and Surveys shall be paid by the Company; provided however that each of Insight and TCI shall pay for the cost to delete or insure over any Title Defects relating to its Owned Property. If Insight or TCI notifies the other within 30 days following its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted Lien or a Lien set forth in Schedules 5.4 or 6.4, as applicable) or other matter affecting title to Owned Property of the other which prevents access to or which could prevent or impede in any way the use or operation of any parcel of Owned Property for the purposes for which it is currently used or operated by the other (each a "Title Defect"), the other will exercise commercially reasonable efforts to (i) remove such Title Defect, or (ii) with the consent of the objecting party, cause the Title Company to commit to insure over each such Title Defect prior to the Closing. If such Title Defect cannot be removed prior to Closing or the Title Company does not commit to insure over such Title Defect prior to Closing and if the objecting party elects to waive such Title Defect and proceed towards consummation of the transaction in accordance with this Agreement in its reasonable discretion, the Company and the party that owns such property shall enter into a written agreement at Closing containing the commitment of the party that owns such property to use commercially reasonable efforts to remedy the Title Defect following Closing on terms satisfactory to the Company, in its reasonable discretion. Any decisions to be made by the Company pursuant to this Section shall be made by TCI with respect to Insight Owned Property and by Insight with respect to TCI Owned Property. Insight agrees that the Title Commitments and Surveys to be delivered by TCI pursuant to the Exchange Agreement with respect to owned real property included in the Exchange Assets shall be issued in the name of the Company and shall be paid for by the Company, notwithstanding any contrary provision in the Exchange Agreement; provided, that TCI shall pay for the cost to delete or insure over any Title Defects relating to such owned real property.

     7.7 HSR Notification. As soon as practicable but in any event no later than 60 days after the date of this Agreement, Insight and TCI will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act and each such filing shall request early termination of the waiting period imposed by the HSR Act. Insight and TCI shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. Insight and TCI shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither Insight nor TCI shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates, if a party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates having significant assets, net worth or revenue. Each of Insight and TCI will coordinate with the other party with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding anything to the contrary in this Agreement if either Insight or TCI determines in its reasonable business judgment that a request for additional data and information in connection with the HSR Act is unduly burdensome, it may terminate this Agreement by notifying the other party within 30 days following the unduly burdensome request.

     7.8 Taxes, Fees and Expenses. All sales, use or excise Taxes arising from or payable by reason of the transfer to the Company of any of the TCI Assets, the Insight Assets or the Exchange Assets will be paid by the Company. All transfer and similar Taxes or assessments, including transfer and recording fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the TCI Assets, the Insight Assets and the Exchange Assets will be paid by TCI with respect to the TCI Assets and by Insight with respect to the Insight Assets and the Exchange Assets (to the extent related to the transfer from Insight to the Company); provided, that to the extent any such transfer or similar Taxes or assessments are paid or payable only once with respect to the two transfers from TCI to Insight and then from Insight to the Company, such amounts shall be shared equally by TCI and Insight.

     7.9 Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority or applicable Legal Requirement, if requested by the Company, the transferor of a System will delete prior to the Closing Date any distant broadcast signals which the Company determines will result in unacceptable liability on the part of the Company for copyright payments with respect to continued carriage of such signals after the Closing. TCI shall make the foregoing request and determination on behalf of the Company with respect to the Insight Systems and Insight shall make such request and determination on behalf of the Company with respect to the TCI Systems.

     7.10 Programming. The Company will execute and deliver such documents as may be reasonably requested by Insight or TCI to comply with the requirements of their respective programming Contracts and channel line-up requirements with respect to acquisitions and divestitures of cable television systems. The Company will not be required to make any payments to TCI's or Insight's programmers in the fulfillment of its obligations under this Section 7.10.

     7.11 Schedules.

          (a) TCI and Insight acknowledge that this Agreement was signed and delivered without Schedules attached hereto and that they have not reached final agreement on, among other things, which of their agreements will be Excluded Assets. TCI and Insight agree to negotiate in good faith to reach agreement on the Schedules to this Agreement on or before June 1, 1998 and in connection therewith to supply to the other party such information and copies of agreements as the other party may reasonably request in connection with its review of such Schedules. Neither party may refuse to accept the other party's Schedules based upon any exception to the other party's representations and warranties that was previously disclosed to such party or based upon any exception to the other party's representations and warranties that was not previously disclosed to such party but that would not have a material adverse effect on the Assets, Systems or Cable Business to be transferred to such party. If TCI and Insight do not reach agreement on the Schedules to this Agreement on or before June 1, 1998, either TCI or Insight may terminate this Agreement upon written notice to the other party given at any time after June 1, 1998 but prior to such agreement being reached. Once TCI and Insight reach agreement on the Schedules to this

Agreement, the Schedules will be deemed to have been part of this Agreement effective as of the date hereof.

          (b) Not less than ten Business Days prior to Closing, each of TCI and Insight will deliver to the other revised copies of each of its Schedules included in this Agreement, except for Schedules 5.14 and 6.14 or Schedules 5.13(a) and 6.13(a), in each case updated and marked to show any changes occurring between the date of this Agreement and the date of delivery (it being agreed that a complete set of Schedules shall be delivered pursuant to this
Section 7.11, not just individual Schedules that have been changed); provided however that for purposes of such party's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims acquired or arising after the date of this Agreement as Assets of Insight or TCI, the other party will have the right (to be exercised by written notice to the party that owns such assets at or before Closing) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement unless such items are Contracts that were not required to be scheduled or that were entered into after the date of this Agreement in accordance with the terms of this Agreement. Without changing the result set forth in the preceding sentence that a party's updated Schedules do not serve to update such party's representations and warranties, the updated Schedules delivered pursuant to this Section shall be accompanied by an officer's certificate of the party delivering such Schedules, certifying that the information set forth in such Schedules is true and accurate in all material respects as of the date of delivery thereof and that all information required to be given in the Schedules "as of the date of this Agreement" has been updated to the date of delivery of the updated Schedules or other date permitted to be specified in such Schedules.

     7.12 Use of Names and Logos. For a period of 90 days after the Closing, the Company will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of TCI and Insight to the extent incorporated in or on the Assets transferred to it at the Closing, provided that the Company will exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights of Insight and TCI from the Assets by such earlier date as reasonably practicable following the Closing. Notwithstanding the foregoing, the Company will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for the Company.

     7.13 Transitional Billing Services. Insight and TCI will each provide to the Company, access to and the right to use its billing system computers, software and related fixed assets in connection with its Systems for a period of up to 180 days following the Closing to allow for conversion of existing billing arrangements ("Transitional Billing Services"). All Transitional Billing Services that are requested by the Company will be provided on terms and conditions reasonably satisfactory to each party; provided however that the amount to be paid by the Company will not exceed the cost to the party providing such Transitional Billing Services. Each of TCI and

Insight will notify the Company at least 45 days prior to the Closing of the cost to such party of providing such Transitional Billing Services.

     7.14 Confidentiality and Publicity.

          (a) Each of Insight and TCI will use commercially reasonable efforts to assure that any non-public information that such party may obtain from the other in connection with this Agreement with respect to the other's Cable Business and Systems (it being understood and agreed that all proprietary information of the transferring party that is included among the Assets of such transferring party shall become the proprietary information of the Company at Closing) will be kept confidential and, such party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation of Insight and TCI to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each of Insight and TCI will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof.

          (b) Neither party will issue (or cause the Company to issue) any press release or make any other public announcement or any oral or written statement to its or the other party's employees concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

     7.15 Bulk Transfers. The Company waives compliance by TCI and Insight with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

     7.16 Lien Searches. Within 45 days after the execution of this Agreement, each of TCI and Insight will obtain at its expense and deliver to the other, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exists any of its Owned Property or Tangible Personal

Property, and in the state and county where such party's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company. Each of TCI and Insight will update its lien search and deliver the results thereof to the other at least 10 Business Days prior to the date scheduled for Closing.

     7.17 Further Assurances. At and after the Closing, each of the parties will promptly execute and deliver, or cause to be executed and delivered, to the other parties all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other parties as they may reasonably request in order to carry out or evidence the terms of this Agreement or to collect on behalf of the Company any accounts receivable or other claims included in the Insight Assets or the TCI Assets.

     7.18 Consents. If and to the extent Insight or TCI shall have waived satisfaction of the condition to Closing set forth in Section 8.1(e) or Section 8.2(e), respectively, subsequent to the Closing, subject to Section 7.24, each of TCI with respect to the TCI Systems and the TCI Assets and Insight with respect to the Insight Systems and the Insight Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Required Consent which was not obtained on or before the Closing and will deliver copies of the same, reasonably satisfactory in form and substance, to the other. The obligations set forth in this Section will survive the Closing and will not be merged in the consummation of the transactions contemplated hereby.

     7.19 Cooperation as to Rates and Fees.

          (a) Each of TCI and Insight shall diligently pursue any current rate proceedings and shall make available to the other upon request copies of any documents, correspondence or notices sent by or received by TCI or Insight in connection with the current rate proceedings or any rate regulatory matter with respect to its Systems instituted after the date of this Agreement.

          (b) Prior to Closing, without the prior consent of the other, neither TCI nor Insight shall settle any rate proceeding with respect to its Systems if such settlement would (i) impose upon the Company any liability, or (ii) adversely affect the rates to be charged by the Company during the post-Closing time period unless such party compensates the Company therefor in the manner agreed by the parties, or if the parties do not agree, as determined by an independent auditor in accordance with the procedures established in Section 3.3(b), it being agreed, without in any way affecting TCI's indemnification obligations, that neither Insight's nor the Company's consent is required to settle the Pending TCI Rate Order in accordance with its current terms. TCI will notify Insight of any material changes to the Pending TCI Rate Order after the date of this Agreement.

          (c) After Closing and except with respect to the Pending TCI Rate Order, notwithstanding the terms of Section 11.4 hereof, the Company shall have the right at its own expense to assume control of the defense of any rate proceeding with respect to any System transferred to it at Closing that remains pending as of Closing or that arises after Closing but relates to the pre-Closing operation of a System. The Company shall promptly notify the transferor of the

System of the commencement of any such rate proceeding relating to the pre-Closing operation of such System. In any such rate proceeding involving a System, the transferor of such System shall cooperate in such proceeding and promptly deliver to the Company all information reasonably requested by the Company as necessary or helpful in such proceeding.

               (i) If the Company elects to assume control of the defense of any such rate proceeding, then (1) the transferor of the affected System shall have the right to participate, at its expense, in the defense in such rate proceeding, and (2) the Company shall have the right to settle any rate proceeding relating to the pre-Closing operation of a System unless under such settlement the transferor would be required to bear liability with respect to the pre-Closing time period, in which event such settlement shall require the transferor's prior written consent, which consent shall not be unreasonably withheld.

               (ii) If the Company does not elect to assume control of the defense of any such rate proceeding, then (1) the Company shall have the right to participate, at its expense, in the defense in such rate proceeding, and (2) without the prior consent of the Company, the transferor shall not settle such rate proceeding if such settlement would require the Company to bear any liability or would adversely affect the rates to be charged by the Company unless the transferor compensates the Company therefor in the manner agreed by Insight and TCI, or if the parties do not so agree, as determined by an independent auditor in accordance with the procedures established in Section 3.3(b).

          (d) If either TCI or Insight is required following Closing pursuant to any Legal Requirement, settlement or otherwise to reimburse to any subscribers of such party's Systems any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, the Company agrees that it will make such reimbursement through its billing system on terms specified by TCI or Insight, as applicable, and TCI or Insight, as applicable, will pay the Company for all such payments made by the Company following Closing and for the Company's reasonable out-of-pocket expenses incurred in connection therewith. Without limiting the foregoing, the parties will provide each other with all information in their possession that is reasonably required in order to fulfill the terms of this Section 7.19(d).

     7.20 Satisfaction of Conditions. Each of Insight and TCI will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 8, with "commercially reasonable efforts" being determined with respect to any particular matter as set forth elsewhere in this Agreement. Without limiting the foregoing, Insight agrees to use its commercially reasonable efforts to obtain prior to Closing at the Company's expense and obligation, any retransmission consents that the Company will need from and after Closing and TCI agrees to cooperate with Insight in its efforts to obtain the same.

     7.21 Offers. Neither TCI nor Insight will offer its Assets or Cable Business for sale, entertain offers for such Assets or Cable Business or otherwise negotiate for the sale of such Assets or Cable Business or make information about such Assets or Cable Business available to any third party in connection with the possible sale of such Assets or Cable Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

     7.22 Environmental Reports. TCI may obtain at its expense, such environmental assessments and reports with respect to the Insight real property as it may determine and Insight may obtain at its expense, such environmental assessments and reports with respect to the TCI real property as it may determine. Upon request, each of TCI and Insight shall give the other and all environmental engineers and consultants acting on the other's behalf such access during normal business hours to the sites and facilities relating to the other's Systems as is reasonably required to permit such engineers and consultants to conduct the physical on-site inspections and prepare the environmental surveys and assessments with respect to such sites and facilities as the requesting party shall reasonably request. If TCI's or Insight's environmental investigation reveals a matter that would be a material breach of the other's representations given with respect to environmental matters, without taking into account the Knowledge limitations in such representations, the party that commissioned the environmental investigation shall have the right to terminate this Agreement, by written notice given to the other party not later than 120 days after the date of this Agreement unless the other party agrees to, and by Closing does, make satisfactory arrangements, as reasonably determined by the party that commissioned the investigation, to either fix the problem or indemnify the party that commissioned the environmental investigation.

     7.23 Company Financing. The parties agree that at the Closing, the Company shall assume from TCI or its Affiliates, debt in the amount of $217,500,000 (the "TCI Permitted Debt") and from Insight or its Affiliates, debt in the amount of $234,500,000 (the "Insight Permitted Debt"). Insight shall use commercially reasonable efforts to secure such financing for the Company as shall be necessary for it to refinance the TCI Permitted Debt and the Insight Permitted Debt. Such financing shall be obtained by the Company on such terms as Insight shall deem commercially reasonable, so long as such financing shall be at market rates and not be obtained on terms that result in an Operating Cash Flow Ratio (as defined in the LLC Agreement) of greater than 7.0 to 1. TCI shall cause any Liens securing the TCI Permitted Debt and Insight shall cause any Liens securing the Insight Permitted Debt to be released in connection with the refinancing of such debt. Insight will consult with TCI regarding Insight's efforts to secure such financing and TCI will cooperate with Insight in its efforts to secure such financing. The amounts of the TCI Permitted Debt and the Insight Permitted Debt are subject to adjustment pursuant to Section 3.2.

     7.24 Franchise Consents. If by the date that is 210 days after the date of this Agreement (i) the aggregate number of TCI EBSs located in areas that are served without a franchise or that are served pursuant to TCI System Franchises that either do not require consent or as to which Required Consents have been obtained is at least 95% of the number of EBSs for all TCI Systems (it being agreed that 95% for this purpose is 153,288 EBSs); (ii) the aggregate number of Insight EBSs (including EBSs that relate to the Exchange Systems) located in areas that are served without a franchise or that are served pursuant to Insight System Franchises (or system franchises that relate to the Exchange Systems ("Exchange Franchises")) that either do not require consent or as to which all required consents have been obtained is at least 95% of the number of EBSs for all Insight Systems and Exchange Systems (it being agreed that 95% for this purpose is 150,742 EBSs); (iii) all conditions precedent to the obligations of the parties have been satisfied or waived by the applicable parties (other than any condition that all Required Consents for System Franchises or Exchange Franchises have been obtained and any conditions precedent that are to be satisfied at Closing by delivery of documents), and (iv) the System Franchises or Exchange Franchises for which consents have not then been obtained do not, and applicable Legal Requirements do not, in the reasonable judgment of the party transferring such System Franchises or Exchange Franchises (the transferring party being TCI for this purpose), prohibit the actions contemplated by this Section 7.24, then the following shall occur:

          (a) Closing shall occur with respect to, and Insight and TCI shall transfer, convey and assign to the Company (the "Primary Transfer") all of the TCI Assets and all of the Insight Assets and Exchange Assets other than any System Franchises or Exchange Franchises for which Required Consents have not been obtained (such excepted System Franchises, including any Assets that are located in the franchise area for such franchises or that relate exclusively to such franchises, are referred to herein as the "Retained Franchises"; provided, that any excepted Exchange Franchises, including any Assets that are located in the franchise area for such franchises or that relate exclusively to such franchises, are referred to herein as the "Exchange Retained Franchises" and not as "Retained Franchises").

          (b) Following the Closing of the Primary Transfer, the parties shall continue to use commercially reasonable efforts to obtain Required Consents for any Retained Franchises in accordance with the terms of this Agreement and to obtain Required Consents for any Exchange Retained Franchises in accordance with the terms of the Exchange Agreement. Within 10 Business Days of obtaining a Required Consent for a Retained Franchise or Exchange Retained Franchise, the owner of such System Franchise shall transfer, convey and assign such System Franchise to the Company (a "Subsequent Transfer"), free and clear of all Liens other than Permitted Liens (or in the case of a transfer of an Exchange Retained Franchise from Insight to the Company, subject only to Liens that existed as of the Closing Date of the Primary Transfer under the Exchange Agreement). The conditions to closing shall not apply to any Subsequent Transfer of a Retained Franchise or an Exchange Retained Franchise other than the delivery of appropriate transfer documents and other than any closing conditions for the Exchange Retained Franchises that are specified in the management agreements related thereto that are entered into pursuant to the Exchange Agreement.

          (c) Insight and TCI shall negotiate in good faith to reach agreement at the Closing on a management agreement pursuant to which the Company will manage all Retained Franchises, which management agreement shall also contain any required signal sharing arrangements (the "Retained Franchise Management Agreement"). The Retained Franchise Management Agreement shall provide that the Company will bear all expenses relating to the Retained Franchises and the operation thereof (including any expenses related to defending any challenges raised with respect to a Retained Franchise or the transactions described in this Section as applied to such Retained Franchise) and will receive the net cash flow from the Retained Franchises as its management fee.

The Retained Franchise Management Agreement shall provide that its term will continue with respect to each Retained Franchise until there is a Subsequent Transfer of such Retained Franchise, or such Retained Franchise is revoked as a result of the transactions described in this Section or a court orders the termination of the Retained Franchise Management Agreement with respect to such Retained Franchise. If the Retained Franchise Management Agreement is terminated with respect to a Retained Franchise prior to its Subsequent Transfer, then (i) if such termination is due to the revocation of the Retained Franchise, the Company shall use reasonable commercial efforts to obtain a replacement franchise, or (ii) if such termination is due to a court ordering the termination of the Retained Franchise Management Agreement with respect to such Retained Franchise, the Company TCI and Insight shall negotiate in good faith to reach some other structure that will allow the Company to continue to receive the benefits of the Retained Franchise. If the Company is unable to obtain a replacement franchise or the parties are unable to negotiate a structure that will allow the Company to continue to receive the benefits of the Retained Franchise, TCI and Insight will negotiate in good faith the amount of the cash contribution that TCI or Insight (or both) is required to make to the Company to maintain the membership interests of TCI and Insight at 50% each, based upon the circumstances of the termination and the value of the Retained Franchise at the time of loss.

          (d) All references in this Agreement to the Closing and the Closing Date will mean the Closing and Closing Date of the Primary Transfer and the contribution value determination to be made pursuant to the LLC Agreement and
Section 3.1 hereof and Closing Adjustments pursuant to Section 3 will be made as of the Closing Date for the Retained Franchises as if they were transferred on the Closing Date. In addition, the Company will become liable for the Assumed Obligations and Liabilities with respect to the Retained Franchises as of the Closing Date rather than the Subsequent Transfer date. All representations and warranties (except as to those Required Consents that have not been obtained) made in connection with the Retained Franchises will be made as of the Closing Date rather than the Subsequent Transfer date.

          (e) With respect to each Exchange Retained Franchise, Insight will contribute to the Company until the Subsequent Transfer date for such Exchange Retained Franchise, Insight's after-tax net cash flow taking into account all expenses and expenditures, including capital expenditures from the Insight Matching Franchise (as defined in the Exchange Agreement) for such Exchange Retained Franchise pursuant to an agreement that will define such net cash flow, and the times at which it must be contributed, that the parties will negotiate in good faith to enter into at Closing. If the Subsequent Transfer date for an Exchange Retained Franchise does not occur by the second anniversary of the Closing Date, Insight shall contribute to the Company the proceeds from its sale of the Insight Matching Franchise for such Exchange Retained Franchise to TCI pursuant to the Exchange Agreement, after deducting its actual taxes payable in respect of such sale, its reasonable expenses incurred in connection with such sale and the actual income taxes payable by Insight's ultimate equity owners (as estimated by Insight in good faith); provided that if the Insight Matching Franchise cannot be sold to TCI because consent for the transfer thereof to TCI was not obtained, then Insight and TCI shall negotiate in good faith the cash contribution that Insight is required to make to the Company to maintain the membership interests of TCI and Insight at 50% each, based upon the circumstances of the termination and the value of the Exchange Retained

Franchise. Neither Insight nor TCI shall receive any capital account credit with respect to any transfer by it of property or cash pursuant to this Section 7.24 following Closing.

          (f) If the provisions of this Section 7.24 become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 7.24, including without limitation, keeping franchise transfers effective.

     7.25 Management Incentive Plan and Five-Year Operating Plan. Prior to Closing, Insight will propose to TCI a management incentive plan for the Company (an "Incentive Plan"), which plan will not provide for any management incentives to be available to senior Insight executives and a five-year operating plan of the Company (the "Operating Plan"). TCI will have the right to consent to the Incentive Plan and the Operating Plan, such consent not to be unreasonably withheld.

     7.26 @Home Agreement. Insight agrees to use its commercially reasonable efforts to have the Company enter into a distribution agreement for the @Home Service (as defined in the LLC Agreement) for the Insight Systems prior to Closing; provided that such obligation shall survive Closing if such distribution agreement is not entered into prior thereto.

SECTION 8.  CONDITIONS PRECEDENT

     8.1 Conditions to Insight's Obligations. Subject to Section 7.24, the obligations of Insight to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Insight.

          (a) Accuracy of Representations and Warranties. The representations and warranties of TCI in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

          (b) Performance of Agreements. TCI has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

          (c) Deliveries. TCI and the Company have delivered the items and documents required to be delivered by them pursuant to this Agreement, including those required under Sections 9.2 and 9.4.

          (d) Legal Proceedings. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit the Company's ownership or operation of all or a material portion of any TCI System, TCI's Cable Business or the TCI Assets, (ii) compel the Company to dispose of or hold separately all or a material portion of any TCI System, TCI's Cable Business or the TCI Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to Insight's or the Company's interest, materially impair the ability of Insight or the Company to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of the Company to exercise full rights of ownership of the TCI Systems or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

          (e) Consents. Subject to Section 7.24, Insight has received evidence, in form and substance reasonably satisfactory to it, that the following TCI Required Consents have been obtained without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates: TCI Required Consents for the TCI System Franchises, the TCI System Licenses, and any TCI Leased Property or TCI Other Real Property Interest on which a headend, tower or other reception site is located. In addition, subject to Section 7.24 of this Agreement and the Exchange Agreement (i) Insight shall have received evidence, in form and substance reasonably satisfactory to it, that the TCI Required Consents obtained in accordance with the Exchange Agreement also contain all consents, authorizations and approvals required for Insight to transfer the Exchange Assets to the Company and (ii) the Insight Required Consents for the Insight System Franchises and Insight System Licenses shall have been obtained.

          (f) No Material Adverse Change. There has not been any material adverse change in the TCI Assets or the financial condition or operations of TCI's Cable Business or the TCI Systems since the date of this Agreement. In making the determination required by the preceding sentence, the last sentence of Section 6.10 shall be applicable.

          (g) Subscribers. The TCI Systems are serving at least 150,000 Equivalent Basic Subscribers as of the Closing Date.

          (h) HSR Act. All filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated.

          (i) Franchise Renewals. Any TCI System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by
Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority has been renewed or extended for a period expiring no earlier than three years after the Closing Date, such renewal or extension being on terms that would not make, or are not reasonably likely to make, the System Franchise that is being renewed or extended materially more onerous in any respect and that would not materially reduce, or are not reasonably likely to materially reduce, the benefits available under the System Franchise that is being renewed or extended.

          (j) Exchanges. All of the conditions to Insight's obligation to consummate the Exchanges shall have been satisfied or waived (other than those based on acts to be performed at such closing) by Insight in accordance with the terms of the Exchange Agreement (taking into account the provisions of Section
7.24 thereof as they modify the condition in Section 8.1(e) thereof) and TCI shall stand ready, willing and able to consummate the Exchanges in accordance with the terms and conditions set forth in the Exchange Agreement.

          (k) Supply Agreement. The Company and Satellite Services, Inc. shall have entered into or shall enter into contemporaneously with Closing, a programming supply agreement in form and substance reasonably satisfactory to Insight.

          (l) Company Financing. The Company shall have secured financing in accordance with the terms of Section 7.23 to enable it to refinance the TCI Permitted Debt and the Insight Permitted Debt immediately after the Closing.

          (m) Incentive Plan and Operating Plan. TCI and Insight shall have agreed on an Incentive Plan and an Operating Plan as specified in Section 7.25.

          (n) Retransmission Consents. With respect to any retransmission consent agreements for broadcast signals carried on the Systems on the date of this Agreement and on the date of the Closing that are included as part of the TCI Excluded Assets or the Insight Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals by the Company have been obtained on terms and conditions reasonably acceptable to the Company.

          (o) Retained Franchise Management Agreements. If Section 7.24 has become operative, the parties shall have reached agreement on the Retained Franchise Management Agreements and other agreements contemplated thereby.

     8.2 Conditions to TCI's Obligations. Subject to Section 7.24, the obligations of TCI to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by TCI.

          (a) Accuracy of Representations and Warranties. The representations and warranties of Insight in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

          (b) Performance of Agreements. Insight has performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this

Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

          (c) Deliveries. Insight and the Company have delivered the items and documents required to be delivered by them pursuant to this Agreement, including those required under Sections 9.3 and 9.4.

          (d) Legal Proceedings. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit the Company's ownership or operation of all or a material portion of any Insight System, Insight's Cable Business or the Insight Assets,
(ii) compel the Company to dispose of or hold separately all or a material portion of any Insight System, Insight's Cable Business or Insight Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to TCI's or the Company's interest, materially impair the ability of TCI or the Company to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of the Company to exercise full rights of ownership of the Insight Systems or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

          (e) Consents. Subject to Section 7.24, TCI has received evidence, in form and substance reasonably satisfactory to it, that the following Insight Required Consents have been obtained without the imposition of any condition or any modification that in either case, makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates: Insight Required Consents for the Insight System Franchises, the Insight System Licenses, and any Insight Leased Property or Insight Other Real Property Interest on which a headend, tower or other reception site is located. In addition, subject to Section 7.24, the TCI Required Consents for the TCI System Franchises and TCI System Licenses shall have been obtained and all required TCI board of director, membership or partnership approvals shall have been obtained.

          (f) No Material Adverse Change. There has not been any material adverse change in the Insight Assets or the financial condition or operations of Insight's Cable Business or the Insight Systems since the date of this Agreement. In making the determination required by the preceding sentence, the last sentence of Section 5.10 shall be applicable.

          (g) Subscribers. The Insight Systems are serving at least 90,000 Equivalent Basic Subscribers as of the Closing Date.

          (h) HSR Act. All filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated.

          (i) Franchise Renewals. Any Insight System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by
Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority has been renewed or extended for a period expiring no earlier than three years after the Closing Date, such renewal or extension being on terms that would not make, or are not reasonably likely to make, the System Franchise that is being renewed or extended materially more onerous in any respect and that would not materially reduce, or are not reasonably likely to materially reduce, the benefits available under the System Franchise that is being renewed or extended.

          (j) Exchanges. All of the conditions to TCI's obligation to consummate the Exchanges shall have been satisfied or waived (other than those based on acts to be performed at such closing) by TCI in accordance with the terms of the Exchange Agreement (taking into account the provisions of Section 7.24 thereof as they modify the condition in Section 8.2(e) thereof) and Insight shall stand ready, willing and able to consummate the Exchanges in accordance with the terms and conditions set forth in the Exchange Agreement.

          (k) Company Financing. The Company shall have secured financing in accordance with the terms of Section 7.23 to enable it to refinance the TCI Permitted Debt and the Insight Permitted Debt immediately after the Closing.

          (l) Incentive Plan and Operating Plan. TCI and Insight shall have agreed on an Incentive Plan and an Operating Plan as specified in Section 7.25.

          (m) Retransmission Consents. With respect to any retransmission consent agreements for broadcast signals carried on the Systems on the date of this Agreement and on the date of the Closing that are included as part of the TCI Excluded Assets or the Insight Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals by the Company have been obtained on terms and conditions reasonably acceptable to the Company.

          (n) Retained Franchise Management Agreements. If Section 7.24 has become operative, the parties shall have reached agreement on the Retained Franchise Management Agreements and other agreements contemplated thereby.

SECTION 9.  THE CLOSING

     9.1 The Closing; Time and Place. Subject to Section 7.24, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at a date (the "Closing Date") and time mutually determined by TCI and Insight, which Closing Date shall be within ten days after the date on which all conditions set forth in Sections 8.1 and 8.2 (other than those based on acts to be performed at the Closing) have either been satisfied or waived in writing by the party entitled to the benefit of such condition.

     9.2 TCI's Delivery Obligations. At the Closing, TCI will deliver or cause to be delivered to the Company the following.

          (a) Bill of Sale and Assignment. The executed Bill of Sale and Assignment in the form of Exhibit 9.2(a) and such other instruments of transfer, assignment or assumption, in form and substance mutually satisfactory the parties, as Insight may reasonably require to further document the transfer and assignment of the TCI Assets to the Company.

          (b) Deeds. A special or limited warranty deed in a form reasonably acceptable to Insight (and complying with applicable state laws) with respect to each parcel of TCI Owned Property, duly executed and acknowledged and in recordable form, warranting only to defend title to such TCI Owned Property in the peaceable possession of the Company against all Persons claiming by, through or under TCI, subject however, to any Permitted Liens and any Title Defects insured over pursuant to Section 7.6, and in form sufficient to permit the applicable Title Company to issue the TCI Title Policies referred to in paragraph (d) below to the Company, together with any title affidavit reasonably required by the title insurer that does not expand the aforesaid limited or special warranty of TCI.

          (c) Title Policies. A policy of title insurance issued by an eligible Title Company for each parcel of TCI Owned Property, updated to the Closing Date, containing such endorsements as are required or permitted by Section 7.6, deleting the survey exception and otherwise consistent with the form and substance prescribed by Section 7.6 and the Title Commitments contemplated thereby (the "TCI Title Policies"), or the irrevocable written commitment of the Title Company to deliver the TCI Title Policies, provided that with respect to each Title Defect affecting the TCI Owned Property, either (i) the TCI Title Policy relating to the affected parcel of TCI Owned Property shall not contain an exception for such Title Defect, or (ii) if Insight has consented as provided in Section 7.6, such TCI Title Policy shall contain an endorsement insuring over such Title Defect, or (iii) if, in lieu of a TCI Title Policy satisfying either of the two preceding requirements, Insight has agreed that the Company shall accept a written agreement of TCI as contemplated in the last sentence of
Section 7.6, TCI shall have executed and delivered such an agreement.

          (d) Estoppel Certificates. Each TCI Estoppel Certificate obtained pursuant to Section 7.5(b).

          (e) Lien Releases. Evidence reasonably satisfactory to Insight that all Liens (other than Permitted Liens) affecting or encumbering the TCI Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Insight effecting such terminations, releases or waivers and evidence reasonably satisfactory to Insight that all Liens securing the TCI Permitted Debt will be released upon the refinancing of such debt.

          (f) Vehicle Titles. Title certificates to all vehicles included among the TCI Assets, endorsed for transfer of valid and good title to the Company free and clear of all Liens (other than Permitted Liens), and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

          (g) Evidence of Authorization Actions. Certified resolutions of the Board of Directors or other evidence reasonably satisfactory to Insight that TCI has taken all corporate action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

          (h) FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that TCI is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to Insight.

          (i) Officer's Certificate. A certificate executed by an executive officer of the managing member of TCI LLC dated the Closing Date, reasonably satisfactory in form and substance to Insight certifying (i) that the conditions specified in Sections 8.1(a) and 8.1(b) have been satisfied; and (ii) the total number of EBSs for all the TCI Systems, estimated in good faith as of the Closing Date.

          (j) Documents and Records. All TCI Books and Records, including a list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the TCI Systems. Delivery of the foregoing will be deemed made to the extent such TCI Books and Records are then located at any of the offices included in the TCI Owned Property or TCI Leased Property.

          (k) Other. Such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby, including a signature page to the Retained Franchise Management Agreement, if applicable.

     9.3 Insight's Delivery Obligations. At the Closing, except as otherwise provided below, Insight will deliver or cause to be delivered to the Company the following.

          (a) Bill of Sale. The executed Bill of Sale and Assignment in the form of Exhibit 9.2(a) and such other instruments of transfer, assignment or assumption, in form and substance mutually satisfactory to the parties, as TCI may reasonably require to further document the transfer and assignment of the Insight Assets and the Exchange Assets to the Company; provided, that Insight's assignment of the Exchange Assets to the Company will be made without representation or warranty of any kind.

          (b) Deeds. A special or limited warranty deed in a form reasonably acceptable to TCI (and complying with applicable state laws) with respect to each parcel of Insight Owned Property, duly executed and acknowledged and in recordable form, warranting only to defend title to such Insight Owned Property or other owned property in the peaceable possession of the Company against all Persons claiming by, through or under Insight, subject however, to any Permitted Liens and any Title Defects insured over pursuant to Section 7.6, and in form sufficient to permit the applicable Title Company to issue the Insight Title Policies referred to in paragraph (d) below to the Company, together with any title affidavit reasonably required by the title insurer that does not expand the aforesaid limited or special warranty of Insight and, if the owned property included in the Exchange Assets is not deeded directly from TCI to the Company, a quit claim deed from Insight to the Company with respect to each parcel of owned property included in the Exchange Assets.

          (c) Title Policies. A policy of title insurance issued by an eligible Title Company for each parcel of Insight Owned Property, updated to the Closing Date, containing such endorsements as are required or permitted by Section 7.6, deleting the survey exception and otherwise consistent with the form and substance prescribed by Section 7.6 and the Title Commitments contemplated thereby (the "Insight Title Policies"), or the irrevocable written commitment of the Title Company to deliver the Insight Title Policies, provided that with respect to each Title Defect affecting the Insight Owned Property, either (i) the Insight Title Policy relating to the affected parcel of Insight Owned Property shall not contain an exception for such Title Defect, or (ii) if TCI has consented as provided in Section 7.6, such Insight Title Policy shall contain an endorsement insuring over such Title Defect, or (iii) if, in lieu of a Insight Title Policy satisfying either of the two preceding requirements, TCI has agreed that the Company shall accept a written agreement of Insight as contemplated in the last sentence of Section 7.6, Insight shall have executed and delivered such an agreement.

          (d) Estoppel Certificates. Each Insight Estoppel Certificate obtained pursuant to Section 7.5(b).

          (e) Lien Releases. Evidence reasonably satisfactory to TCI that all Liens (other than Permitted Liens) affecting or encumbering the Insight Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to TCI effecting such terminations, releases or waivers and evidence reasonably satisfactory to TCI that all Liens securing the Insight Permitted Debt will be released upon the refinancing of such debt.

          (f) Vehicle Titles. Title certificates to all vehicles included among the Insight Assets or the Exchange Assets (to the extent Insight receives such vehicles from TCI), endorsed for transfer of valid and good title to the Company, free and clear of all Liens (other than Permitted Liens) and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

          (g) Evidence of Authorization Actions. Evidence reasonably satisfactory to TCI that Insight has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

          (h) FIRPTA Certificate. FIRPTA Non-Foreign Seller Certificate certifying that Insight is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to TCI.

          (i) Officer's Certificates. A certificate executed by an executive officer of the ultimate corporate general partner of Insight dated the Closing Date, reasonably satisfactory in form and substance to TCI certifying (i) that the conditions specified in Sections 8.2(a) and 8.2(b) have been satisfied; and
(ii) the total number of EBSs for all the Insight Systems, estimated in good faith as of the Closing Date.

          (j) Documents and Records. All Insight Books and Records, including a list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the Insight Systems. Delivery of the foregoing will be deemed made to the extent such Insight Books and Records are then located at any of the offices included in the Insight Owned Property or Insight Leased Property.

          (k) Management Agreement. An original signature page of Insight to the management agreement attached to the LLC Agreement as Exhibit A (the "Management Agreement").

          (l) Exchange Agreement Assignment. An assignment to the Company of Insight's rights and obligations under the Exchange Agreement (provided that, without limiting the Company's indemnification rights, Insight shall retain its indemnification rights thereunder as if they had not been assigned and other than rights and obligations that Insight is not permitted to assign under the Exchange Agreement), in form and substance reasonably satisfactory to TCI, including an assignment to the Company from any qualified intermediary to whom Insight assigns its rights under the Exchange Agreement if requested by TCI. The foregoing assignment shall include the Company's undertaking to assume Insight's obligations with respect to any Exchange Retained Franchises once they are transferred to the Company.

          (m) Other. Such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby, including a signature page to the Retained Franchise Management Agreement, if applicable.

     9.4 The Company's Delivery Obligations. At the Closing, except as otherwise provided below, the Company will deliver or cause to be delivered the following.

          (a) Assumption Agreements. Assumption Agreements in the form of
Exhibit 9.4(a) with respect to the TCI Assets and the Insight Assets.

          (b) Management Agreement. An original signature page of the Company to the Management Agreement.

          (c) Exchange Agreement Assumption. An assumption from the Company for the benefit of TCI of Insight's obligations under the Exchange Agreement.

          (d) Other. Such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby, including any documents requested under
Section 7.10 and a signature page to the Retained Franchise Management Agreement, if applicable.

     9.5 Post-Closing Refinancing of the TCI and Insight Permitted Debt. As a condition subsequent to the obligations of TCI and Insight under this Agreement, immediately after the Closing, the Company shall pay (i) the TCI Permitted Debt to TCI by wire transfer of immediately available funds in accordance with wire transfer instructions provided by TCI and (ii) the Insight Permitted Debt to Insight or to such Other Persons as designated by Insight by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Insight.

SECTION 10.  TERMINATION AND DEFAULT

     10.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time by the mutual agreement of Insight and TCI;

          (b) prior to the Primary Transfer, by either Insight or TCI at any time (if such party itself is not then in material breach of any of its covenants, agreements or other obligations contained in this Agreement or the LLC Agreement), if the other is in material breach or default of any of its covenants, agreements or other obligations herein or the LLC Agreement, or if any of its representations herein or in the LLC Agreement if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement or the LLC Agreement to be true, if the non-breaching party provides the breaching party with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that such party shall have no right to terminate if
(i) the breaching Party cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the one year anniversary of the date of this Agreement (the "Outside Closing Date") and the breaching party commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Outside Closing Date and such breach or default is cured prior to the Outside Closing Date; or

          (c) prior to the Primary Transfer, by either Insight or TCI upon written notice to the other given not earlier than the Outside Closing Date, if any of the conditions to its obligations set forth in Sections 8.1 and 8.2, respectively, are not satisfied on or before the Outside Closing Date for any reason other than a material breach or default by the terminating party of its respective covenants, agreements or other obligations under this Agreement, or if any of its representations herein or in any Transaction Document, if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement or the LLC Agreement to be true; or

          (d) by either Insight or TCI, by written notice to the other party, if the Exchange Agreement has been terminated prior to any closing thereunder in accordance with its terms; or

          (e) if TCI does not notify Insight in writing on or before June 1, 1998 that its representations in Section 6.2 are no longer subject to TCI obtaining board of director, membership or partnership approval and that the obligations of TCI LLC and TCI Communications, Inc. under the LLC Agreement are no longer subject to those entities obtaining board of director, membership or partnership approval, as applicable, Insight may terminate this Agreement by written notice to TCI given at any time after June 1, 1998 and before TCI notifies Insight in writing that is has obtained such approvals; provided, that upon such notice by TCI to Insight the condition to TCI's obligations in Section 8.2(e) regarding all required TCI board of director, membership or partnership approvals having been obtained shall be deemed irrevocably satisfied; or

          (f) if Insight does not notify TCI in writing on or before June 1, 1998 either that it has entered into the Programming Supply Agreement with SSI or that it irrevocably waives the condition to its obligations specified in
Section 8.1(k), TCI may terminate this Agreement by written notice to Insight given at any time after June 1, 1998 and prior to the time that Insight so notifies TCI in writing; or

          (g) as otherwise provided in this Agreement.

     10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 7.14 and 12.15. Notwithstanding the preceding sentence, termination of this Agreement pursuant to Sections 10.1(b) or 10.1(c) or 10.1(d) or 12.16 will not limit or impair any remedies that either of TCI or Insight may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement prior to Closing.

SECTION 11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     11.1 Survival of Representations and Warranties. The representations and warranties of TCI and Insight in this Agreement and in the Transaction Documents and the covenants of TCI, Insight and the Company in this Agreement and the Transaction Documents to be performed prior to the Closing will survive until the first anniversary of the Closing Date except that (a) all such representations and warranties with respect to Taxes, rates, Environmental Laws, ERISA, employment matters or copyright matters will survive until 60 days after the expiration of the applicable statute of limitations (including any extensions) for such Taxes, rates, Environmental Laws, ERISA, employment matters or copyright matters, respectively, and (b) the representations and warranties as to title to the Assets in Sections 5.4(a) and 6.4(a), respectively, and as to title to

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Owned Property set forth in Sections 5.6 and 6.6, respectively, and in the special warranty deed or deeds delivered with respect to Owned Property will survive the Closing and the delivery of such deeds and will continue in full force and effect without limitation with the understanding that, notwithstanding any language contained in any such deed, the representations and warranties as to title to Owned Property set forth in Sections 5.6 and 6.6, respectively, will not be merged into any such deed or other Transaction Document. The periods of survival of the representations and warranties and of the covenants to be performed prior to the Closing prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of each party under its respective representations and warranties and its respective covenants to be performed prior to the Closing will expire as of the expiration of the applicable Survival Period; provided however that such expiration will not include, extend or apply to any such representation or warranty or covenant, the breach of which has been asserted by a party in a written notice to the other party before such expiration or about which a party has given the other party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of each party in this Agreement and in the Transaction Documents to be performed after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms. The Survival Periods and the other provisions of this Section shall apply to the Retained Franchises as if they were transferred on the Closing Date.

     11.2 Indemnification by TCI. From and after the Closing, TCI will indemnify, defend and hold harmless Insight, its partners and the Company and their respective Affiliates, and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by TCI in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of TCI contained in this Agreement or any Transaction Document; (c) any act or omission of TCI with respect to, or any event or circumstance related to, the ownership or operation of the TCI Assets or the conduct of TCI's Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on Schedule 6.11; (d) any liability or obligation with respect to the TCI Systems not included in the Assumed Obligations and Liabilities; (e) any Title Defect relating to any TCI Owned Property that is not deleted as an exception in, or insured over by, the applicable TCI Title Policy; (f) any claim that the transactions contemplated by this Agreement with respect to the TCI Systems violate WARN or any Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction; (g) any claim relating to "continuation coverage" under Code
Section 4980B with respect to former employees of TCI at and after the Closing Time or that the Company is deemed to be a successor employer of TCI under Code
Section 4980B; (h) any claim by a third party relating to the presence, generation, removal or transportation of a Hazardous Substance on or from any of the TCI Owned Property or TCI Leased Property through and including the Closing Time, including the costs in response to a third party claim of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing); or (i)

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any rate refund or credit, penalty and/or interest payment with respect thereto ordered by any Governmental Authority with respect to the TCI Systems for periods through and including the Closing Time.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (i) of this Section, Insight's and the Company's rights to pursue its claim under clauses (b) through (i) as applicable will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

     11.3 Indemnification by Insight. From and after the Closing, Insight will indemnify, defend and hold harmless TCI, its members and the Company and their respective Affiliates and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Insight in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of Insight contained in this Agreement or any Transaction Document; (c) any act or omission of Insight with respect to, or any event or circumstance related to, the ownership or operation of the Insight Assets or the conduct of Insight's Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on Schedule 5.11; (d) any liability or obligation with respect to the Insight Systems not included in the Assumed Obligations and Liabilities; (e) any Title Defect relating to any Insight Owned Property that is not deleted as an exception in, or insured over by, the applicable Insight Title Policy; (f) any claim that the transactions contemplated by this Agreement with respect to the Insight Systems violate WARN or any similar Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction; (g) any claim relating to "continuation coverage" under Code Section 4980B with respect to former employees of Insight at and after the Closing Time or that the Company is deemed to be a successor employer of Insight under Code Section 4980B; (h) any claim by a third party relating to the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Insight Owned Property or Insight Leased Property through and including the Closing Time, including the costs in response to a third party claim of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing); or (i) any rate refund or credit, penalty and/or interest payment with respect thereto ordered by any Governmental Authority with respect to the Insight Systems for periods through and including the Closing Time.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (i) of this Section, TCI's and the Company's rights to pursue its claim under clauses (b) through (i) as applicable will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

     11.4 Indemnification by the Company. From and after the Closing, the Company will indemnify, defend and hold harmless TCI and Insight and their shareholders, members and partners

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and their respective Affiliates and the members, shareholders, partners, officers, directors, employees, agents, successors and assigns of them and any other Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any covenant, agreement or obligation of the Company contained in this Agreement; or (b) the failure of the Company to perform the Assumed Obligations and Liabilities.

     11.5 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any third party (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense,
(c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party or parties will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (x) the Indemnifying Party has agreed to pay such fees and expenses, (y) any relief other than the payment of money damages is sought against the Indemnified Party or (z) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.5. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

     11.6 Limitations on Indemnification - TCI. TCI will not be liable with respect to any matter or claim for which indemnification could be sought pursuant to Section 11.2(a) or (b) for (a)

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any Losses of or to Insight, the Company or any other Person entitled to indemnification from TCI or (b) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "TCI Claimed Damages") unless the amount of TCI Claimed Damages for which TCI would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $500,000, in which case TCI will be liable for all such TCI Claimed Damages from dollar zero, which will be due and payable within 15 days after TCI's receipt of a statement therefor. TCI will not have any liability under Section 11.2(a) or
(b) to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligation thereunder exceeds $25,000,000. The limitations set forth in this Section 11.6 do not apply to (i) the Closing Adjustments to the extent they are included in the calculation of Closing Adjustments pursuant to Sections 3.2 and 3.3 or (ii) any claims made pursuant to Sections 11.2(c)-(i), including, without limitation, any Losses related to any liability or obligation for late fees; any liability or obligation with respect to paying franchise fees on franchise fees; subscriber refunds, including pursuant to the Pending TCI Rate Order; or TCI any matters listed in the Schedules to this Agreement.

     11.7 Limitations on Indemnification - Insight. Insight will not be liable with respect to any matter or claim for which indemnification could be sought pursuant to Section 11.3(a) or (b) for (a) any Losses of or to TCI, the Company or any other Person entitled to indemnification from Insight or (b) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "Insight Claimed Damages") unless the amount of Insight Claimed Damages for which Insight would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $500,000, in which case Insight will be liable for all such Insight Claimed Damages from dollar zero, which will be due and payable within 15 days after Insight's receipt of a statement therefor. Insight will not have any liability under Section 11.3(a) or (b) to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $25,000,000. The limitations set forth in this
Section 11.7 do not apply to (i) the Closing Adjustments to the extent they are included in the calculation of Closing Adjustments pursuant to Section 3.2 and
3.3 or (ii) any claims made pursuant to Sections 11.3(c)-(i), including, without limitation, any Losses related to any liability or obligation for late fees; any liability or obligation with respect to paying franchise fees on franchise fees; subscriber refunds; or litigation listed in the schedules to this Agreement. Once Insight contributes the Exchange Systems to the Company it shall have no obligation to the Company with respect thereto and, following the assumption by the Company of Insight's obligations under the Exchange Agreement with respect to the Exchange Systems, Insight shall have no obligation to TCI with respect to the Exchange Systems except insofar as an Exchange System becomes a Retained Franchise, in which event Insight's obligations to TCI shall continue as specified in the Exchange Agreement.

     11.8 Limitations on Indemnification - the Company. The Company will not be liable with respect to any matter or claim for which indemnification could be sought pursuant to Section 11.4(a) for (a) any Losses of or to TCI, Insight or any other Person entitled to indemnification from the Company or (b) any Losses incidental to or relating to or resulting from any of the foregoing (the

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items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "Company Claimed Damages") unless the amount of Company Claimed Damages for which the Company would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $500,000, in which case the Company will be liable for all such Company Claimed Damages from dollar zero, which will be due and payable within 15 days after the Company's receipt of a statement therefor. The Company will not have any liability under Section 11.4(a) to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $25,000,000. The limitations set forth in this Section 11.8 do not apply to the Closing Adjustments to the extent they are included in the calculation of Closing Adjustments pursuant to
Section 3.2 and 3.3.

     11.9 Other Indemnification. The provisions of Sections 11.1, 11.6, 11.7 and
11.8 will be applicable to any claim for indemnification made under any other provision of this Agreement and all references in Sections 11.1, 11.6, 11.7 and
11.8 to Sections 11.2, 11.3 and 11.4 will be deemed to be references to such other provisions of this Agreement.

SECTION 12.  MISCELLANEOUS PROVISIONS

     12.1 Parties Obligated and Benefited.

          (a) Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that Insight or TCI may, without the consent of any other party, prior to Closing assign all of such party rights and obligations under this Agreement to any Affiliate of such party provided such assignee can make all of the representations and warranties applicable to the assigning party hereunder (other than those relating to jurisdiction of incorporation), the assigning party can provide reasonable assurances that such assignee can otherwise perform the covenants, agreements and obligations applicable to the assigning party hereunder and such assignment would not materially delay or hinder the consummation of the transactions contemplated by this Agreement and provided further that TCI may make the assignments described in Section 12.1(b). After the Closing, each of the parties may grant to the Company's lenders, a security interest in the indemnification rights hereunder inuring to the benefit of such party. Except as specified herein, no assignment by either party of its rights hereunder shall release such party from its obligations hereunder.

          (b) The TCI Parties are all of the members of TCI LLC as of the date of this Agreement. Immediately prior to closing, the TCI Parties will transfer the TCI Assets, their rights and obligations under this Agreement and their membership interests in TCI LLC to one or more Affiliates of the TCI Parties and such Affiliates will then transfer the TCI Assets and their rights and obligations under this Agreement to TCI LLC. Upon completion of such transfers, all references

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in this Agreement to "TCI" will thereafter be deemed to be references to TCI LLC and from and after the Closing the TCI Parties will be released from all liabilities and obligations under this Agreement. Insight shall have the right to approve the transfer documents evidencing the foregoing, such consent not to be unreasonably withheld.

     12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

     To TCI at:

           c/o Tele-Communications, Inc.
           5619 DTC Parkway
           Englewood, Colorado  80111

           Attention:     William R. Fitzgerald
                          Telecopy:  (303) 267-6672

           With a copy similarly addressed to the attention of Legal Department

     To Insight or the Company at:

           Insight Communications Company, L.P.
           126 East 56th Street
           New York, New York
           Attention:     Michael S. Willner
                          Telecopy:  (212) 371-1549

     With a copy to:

           Cooperman, Levitt, Winikoff & Newman
           800 Third Avenue
           New York, New York  10022

           Attention:     Robert Winikoff, Esq.
                          Telecopy:  (212) 755-2839


                                     - 72 -

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     and

           Dow, Lohnes & Albertson PLLC
           1200 New Hampshire Avenue, N.W.
           Washington, D.C. 20036

           Attention:     Leonard J. Baxt, Esq.
                          Telecopy:  (202) 776-2222

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation.

     12.3 Right to Specific Performance. Insight and TCI acknowledge that the unique nature of the Assets to be contributed by them pursuant to this Agreement renders money damages an inadequate remedy for the breach by them of their obligations under this Agreement, and they agree that in the event of such breach, they will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement.

     12.4 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

     12.5 Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

     12.6 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

     12.7 Terms. Terms used with initial capital letters or otherwise defined in this Agreement will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

     12.8 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

     12.9 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls

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on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business
Day.

     12.10 Late Payments. If any party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 2%, adjusted as and when changes in the Prime Rate are made.

     12.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

     12.12 Entire Agreement. Except for the Exchange Agreement and the LLC Agreement, this Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

     12.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

     12.14 Construction. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     12.15 Expenses. Except as otherwise expressly provided in this Agreement (which expenses the parties shall pay as so provided), each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

     12.16 Risk of Loss.

          (a) The risk of any loss or damage to the Insight Assets or TCI Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Insight or TCI, respectively, at all times through and including the Closing. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within twenty days or, if earlier, prior to the Outside Closing Date, Insight or TCI as appropriate, will immediately notify the other in writing of that fact and subject to the other provisions of this Section

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12.16, Insight, in the event of loss or damage to the Insight Assets, or TCI, in the event of loss or damage to the TCI Assets, as appropriate, will use its commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as practicable at its sole expense, subject to Section 12.16(b), including applying any insurance proceeds to restore such assets to their prior condition.

          (b) If the aggregate cost to repair, replace or restore the lost or damaged property to its former condition would exceed $5,000,000, Insight, in the event of loss or damage to the Insight Assets, or TCI, in the event of loss or damage to the TCI Assets, as appropriate, may, subject to the other party's right to cause the Company to consummate the Closing as described below, elect to terminate this Agreement by written notice to the other party at any time within ten days of the occurrence of the event of loss or damage, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party).

          (c) If any such loss or damage to the TCI Assets is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a TCI System or the repair, replacement or restoration of the lost or damaged property within twenty days, or if earlier, the Outside Closing Date, and TCI is not obligated to correct the problem because the cost would exceed $5,000,000, and TCI elects not to repair, replace and restore the lost or damaged property, Insight may elect to terminate this Agreement upon written notice to TCI at any time within ten days after it receives written notice from TCI of the occurrence of the event of such loss or damage and the fact that TCI is not obligated to correct the problem and TCI has elected not to correct the problem, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party). In the absence of a timely election to terminate this Agreement, Insight shall be deemed to have waived such loss or damage and to have elected to consummate the Closing in accordance with all of the remaining provisions of this Agreement and notwithstanding TCI's election to terminate this Agreement pursuant to Section 12.16(b), Insight may elect to consummate the Closing in accordance with all of the remaining provisions of this Agreement, in which event at the Closing, the amount of any insurance deductible payable by TCI and all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage to the TCI Assets (in each case to the extent not used to repair, replace or restore such lost or damaged TCI Assets), except for any proceeds from business interruption insurance relating to the loss of revenue for the period through and including the Closing Time, will be delivered by TCI to the Company or the rights to such proceeds will be assigned by TCI to the Company if not yet paid over to TCI, and upon such delivery or assignment and consummation of the Closing TCI shall have no additional liability to Insight or the Company in respect of any such loss or damage to the TCI Assets.

          (d) If any such loss or damage to the Insight Assets is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of an Insight System or the repair, replacement or restoration of the lost or damaged property within twenty days, or if earlier, the Outside Closing Date, and Insight is not obligated to correct the problem because

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the cost would exceed $5,000,000, and Insight elects not to repair, replace and restore the lost or damaged property, TCI may elect to terminate this Agreement upon written notice to Insight at any time within ten days after it receives written notice from Insight of the occurrence of the event of such loss or damage and the fact that Insight is not obligated to correct the problem and has elected not to correct the problem, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party). In the absence of a timely election to terminate this Agreement, TCI shall be deemed to have waived such loss or damage and to have elected to consummate the Closing in accordance with all of the remaining provisions of this Agreement, and notwithstanding Insight's election to terminate this Agreement pursuant to Section 12.16(b), TCI may elect to consummate the Closing in accordance with all of the remaining provisions of this Agreement in which event at the Closing, the amount of any insurance deductible payable by Insight and all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage to the Insight Assets (in each case to the extent not used to repair, replace or restore such lost or damaged Insight Assets), except for any proceeds from business interruption insurance relating to the loss of revenue for the period through and including the Closing Time, will be delivered by Insight to the Company or the rights to such proceeds will be assigned by Insight to the Company if not yet paid over to Insight, and upon such delivery or assignment and consummation of the Closing Insight shall have no additional liability to TCI or the Company in respect of any such loss or damage to the Insight Assets.

          (e) If, prior to the Closing, any part of or interest in any material Insight Assets or any material TCI Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Insight or TCI that it intends to condemn all or any part of any material Assets of such party (such event being called, in either case, a "Taking"), then the other party may terminate this Agreement. If the other party does not elect to terminate this Agreement, then (a) the other party will have the sole right, in the name of the party on behalf of the Company, if the other party so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) the party will be relieved of its obligation to convey to the party the Assets or interests that are the subject of the Taking, (c) at the Closing the party will assign to the Company all of the party's rights to all damages payable with respect to the Taking and (d) following the Closing, the party will give the Company such further assurances of such rights and assignment with respect to the Taking as the Company may from time to time reasonably request.

     12.17 Tax Consequences. No party to this Agreement makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

     12.18 Commercially Reasonable Efforts. For purposes of this Agreement, unless a different standard is expressly provided with respect to any particular matter, "commercially reasonable efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                UACC MIDWEST, INC.


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President

                                TCI OF KOKOMO, INC.


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President

                                TCI OF INDIANA, INC.


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President

                                HERITAGE CABLEVISION ASSOCIATES, A
                                LIMITED PARTNERSHIP

                                By: Heritage/Indiana Cablevision, Inc., its general partner


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President

                                TCI OF INDIANA HOLDINGS, LLC

                                By:   TCI of Indiana, Inc., its managing member


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President

                                INSIGHT COMMUNICATIONS COMPANY,
                                L.P.

                                By:   ICC Associates, L.P., its general partner

                                By: Insight Communications, Inc., its general partner


                                By:______________________________________
                                Name:____________________________________
                                Title:___________________________________

                                INSIGHT COMMUNICATIONS OF INDIANA,
                                LLC

                                By: Insight Communications Company, L.P., its managing member

                                      By:   ICC Associates, L.P., its general
                                            partner

                                            By:   Insight Communications, Inc.,
                                                  its general partner


                                By:______________________________________
                                Name:____________________________________
                                Title:___________________________________

                                and

                                By:   TCI of Indiana Holdings, LLC, its member

                                      By:   TCI of Indiana, Inc., its managing
                                            member


                                By:______________________________________
                                Name: William R. Fitzgerald
                                Title:    Vice President